EXHIBIT 2.1

AGREEMENT AND PLAN OF MERGER

DATED AS OF JANUARY 27, 2004

AMONG

COMMERCIAL CAPITAL BANCORP, INC.,

CCBI ACQUISITION CORP.

AND

HAWTHORNE FINANCIAL CORPORATION

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TABLE OF CONTENTS

(Continued)

ANNEX A	Form of Hawthorne Shareholder Agreement

ANNEX B	Form of Parent Shareholder Agreement

ANNEX C	Form of Agreement of Merger

ANNEX D	Form of Bank Merger Agreement

ANNEX E	Form of Affiliate Letter

ANNEX F	Form of Tenant Estoppel Letter

ANNEX G	Form of Landlord Estoppel Letter

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AGREEMENT AND PLAN OF MERGER, dated as of January 27, 2004 (this “Agreement”), among Commercial Capital Bancorp, Inc. (“Parent”), CCBI Acquisition Corp. (“Acquisition Sub”) and Hawthorne Financial Corporation (“Hawthorne”).

RECITALS

A. Hawthorne. Hawthorne is a Delaware corporation, having its principal place of business in El Segundo, California.

B. Parent. Parent is a Nevada corporation, having its principal place of business in Irvine, California.

C. Acquisition Sub. Acquisition Sub is a Delaware corporation and a wholly owned subsidiary of Parent.

D. Intention of the Parties. It is the intention of the parties to this Agreement that the Merger provided for herein be treated as a “reorganization” under Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and this Agreement constitutes a “plan of reorganization” within the meaning of Treasury Regulations Section 1.368-1(c).

E. Board Action. The respective Boards of Directors of Parent, Acquisition Sub and Hawthorne have determined that it is in the best interests of their respective companies and their stockholders to consummate the Merger provided for herein.

F. Hawthorne Shareholder Agreements. As a material inducement to Parent to enter into this Agreement, and simultaneously with the execution of this Agreement, each Hawthorne Shareholder (as defined herein) is entering into an agreement, in the form of Annex A hereto (collectively, the “Hawthorne Shareholder Agreements”) pursuant to which they have agreed, among other things, to vote their shares of Hawthorne Common Stock (as defined herein) in favor of this Agreement.

G. Parent Shareholder Agreements. As a material inducement to Hawthorne to enter into this Agreement, and simultaneously with the execution of this Agreement, each Parent Shareholder (as defined herein) is entering into an agreement, in the form of Annex B hereto (collectively, the “Parent Shareholder Agreements’) pursuant to which they have agreed, among other things, to vote their shares of Parent Common Stock (as defined herein) in favor of the issuance of Parent Common Stock pursuant to this Agreement.

NOW, THEREFORE, in consideration of the premises and of the mutual covenants, representations, warranties and agreements contained herein the parties agree as follows:

ARTICLE I

CERTAIN DEFINITIONS

1.01 Certain Definitions. The following terms are used in this Agreement with the meanings set forth below:

“Acquisition Proposal” has the meaning set forth in Section 6.08.

“Acquisition Sub” has the meaning set forth in the preamble to this Agreement.

“Acquisition Sub Merger” has the meaning set forth in Section 2.01(a).

“Acquisition Sub Merger Agreement” means the Agreement of Merger, dated as of the date hereof, by and between Acquisition Sub and Hawthorne, the form of which is attached as Annex C hereto.

“Affiliate Letter” has the meaning set forth in Section 6.07.

“Agreement” means this Agreement, as amended or modified from time to time in accordance with Section 9.02.

“Articles of Merger” has the meaning set forth in Section 5.04(f)(i).

“Bank Regulatory Authority” means the OTS or any other state or federal bank regulatory agency charged with the supervision or regulation of Hawthorne, Hawthorne Bank, Parent or Parent Bank or the insurance of the deposits of Hawthorne Bank or Parent Bank.

“Bank Merger Agreement” means the Agreement of Merger dated as of the date hereof by and between Parent Bank and Hawthorne Bank, the form of which is attached hereto as Annex D.

“Bank Merger” has the meaning set forth in Section 3.09.

“Bank Secrecy Act” means the Bank Secrecy Act of 1970, as amended.

“Benefit Plans” has the meaning set forth in Section 5.03(m)(i).

“Business Day” means Monday through Friday of each week, except a legal holiday recognized as such by the U. S. Government or any day on which banking institutions in the State of California are authorized or obligated to close.

“Certificate” means any certificate which immediately prior to the Effective Time represented shares of Hawthorne Common Stock.

“Certificate of Merger” has the meaning set forth in Section 2.02(a).

“Closing” and “Closing Date” have the meanings set forth in Section 2.02(b).

“Code” has the meaning set forth in the recitals to this Agreement.

“Community Reinvestment Act” means the Community Reinvestment Act of 1977, as amended.

“Confidentiality Agreement” has the meaning set forth in Section 6.06(c).

“Control Transaction” has the meaning set forth in Section 8.02(c)(ii) with respect to Hawthorne and Section 8.02(d)(ii) with respect to Parent.

“Derivatives Contract” has the meaning set forth in Section 5.03(q).

“Determination Date” means the date on which the last required Bank Regulatory Authority approval is obtained with respect to the Transaction, without regard to a requisite waiting period.

“Disclosure Schedule” has the meaning set forth in Section 5.01.

“DGCL” means the Delaware General Corporation Law, as amended.

“DOL” has the meaning set forth in Section 5.03(m)(i).

“Effective Date” has the meaning set forth in Section 2.02(a).

“Effective Time” has the meaning set forth in Section 2.02(a).

“Employees” has the meaning set forth in Section 5.03(m)(i).

“Environmental Laws” has the meaning set forth in Section 5.03(o).

“Equal Credit Opportunity Act” means the Equal Credit Opportunity Act, as amended.

“Equity Investment” means (i) an Equity Security; and (ii) an ownership interest in any company or other entity, any membership interest that includes a voting right in any company or other entity, any interest in real estate; and any investment or transaction which in substance falls into any of these categories even though it may be structured as some other form of investment or transaction.

“Equity Security” means any stock (other than adjustable-rate preferred stock, money market (auction rate) preferred stock or other instrument determined by the OTS to have the character of debt securities), certificate of interest or participation in any profit-sharing agreement, collateral-trust certificate, preorganization certificate or subscription, transferable share, investment contract, or voting-trust certificate;

any security convertible into such a security; any security carrying any warrant or right to subscribe to or purchase any such security; and any certificate of interest or participation in, temporary or interim certificate for, or receipt for any of the foregoing.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” has the meaning set forth in Section 5.03(m)(iii).

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.

“Exchange Agent” has the meaning set forth in Section 3.02.

“Exchange Ratio” has the meaning set forth in Section 3.01(a), subject to adjustment pursuant to Sections 3.06 and 8.01(k), and shall be rounded to the nearest one-ten-thousandth.

“Fair Housing Act” means the Fair Housing Act, as amended.

“FDIC” means the Federal Deposit Insurance Corporation.

“Federal Reserve Act” means the Federal Reserve Act, as amended.

“Federal Reserve Board” means the Board of Governors of the Federal Reserve System.

“GAAP” means generally accepted accounting principles and practices as in effect from time to time in the United States.

“Governmental Authority” means any federal, state or local court, administrative agency or commission or other governmental authority or instrumentality.

“Hawthorne” has the meaning set forth in the preamble to this Agreement.

“Hawthorne Affiliates” has the meaning set forth in Section 6.07.

“Hawthorne Bank” means Hawthorne Savings, FSB, a federally chartered savings bank and wholly owned subsidiary of Hawthorne.

“Hawthorne Bank Board” means the Board of Directors of Hawthorne Bank.

“Hawthorne Board” means the Board of Directors of Hawthorne.

“Hawthorne Bylaws” means the Bylaws of Hawthorne, as amended.

“Hawthorne Certificate” means the Certificate of Incorporation of Hawthorne, as amended.

“Hawthorne Common Stock” means the common stock, $0.01 par value per share, of Hawthorne.

“Hawthorne Designees” has the meaning set forth in Section 6.13.

“Hawthorne Group” means any “affiliated group” (as defined in Section 1504(a) of the Code without regard to the limitations contained in Section 1504(b) of the Code) that includes Hawthorne and its Subsidiaries or any predecessor of or any successor to Hawthorne (or to another such predecessor or successor).

“Hawthorne Insiders” means those officers and directors of Hawthorne who are subject to the reporting requirements of Section 16(a) of the Exchange Act and who are listed in the Section 16 Information.

“Hawthorne Loan Property” has the meaning set forth in Section 5.03(o).

“Hawthorne Meeting” has the meaning set forth in Section 6.02(a).

“Hawthorne Options” means the options to acquire Hawthorne Common Stock issued under the Hawthorne Stock Option Plan.

“Hawthorne Preferred Stock” means the preferred stock, $0.01 par value per share, of Hawthorne.

“Hawthorne Regulatory Authorities” has the meaning set forth in Section 5.03(i).

“Hawthorne Shareholders” means each director of Hawthorne.

“Hawthorne Shareholder Agreement” has the meaning set forth in the recitals to this Agreement.

“Hawthorne Stock Option Plan” means the Hawthorne 2001 Stock Incentive Plan.

“Hazardous Substance” has the meaning set forth in Section 5.03(o).

“Hawthorne Termination Fee” has the meaning set forth in Section 8.02(c).

“Hawthorne Warrants” means the warrants issued by Hawthorne to acquire Hawthorne Common Stock.

“Indemnified Parties” and “Indemnifying Party” have the meanings set forth in Section 6.11(a).

“Index Ratio” has the meaning set forth in Section 8.01(k).

“Insurance Amount” has the meaning set forth in Section 6.11(c).

“Insurance Policies” has the meaning set forth in Section 5.03(w).

“IRS” has the meaning set forth in Section 5.03(m)(i).

“Liens” means any charge, mortgage, pledge, security interest, restriction, claim, lien or encumbrance.

“Loans” has the meaning set forth in Section 4.01(r).

“Material Adverse Effect” means, with respect to Parent or Hawthorne any effect that (i) is material and adverse to the financial position, results of operations or business of Parent and its Subsidiaries taken as a whole or Hawthorne and its Subsidiaries taken as a whole, as the case may be, or (ii) would materially impair the ability of any of Parent and its Subsidiaries or Hawthorne and its Subsidiaries to perform their respective obligations under this Agreement or the Bank Merger Agreement or otherwise materially impede the consummation of the Transaction; provided, however, that Material Adverse Effect shall not be deemed to include the impact of (a) changes in banking and similar laws of general applicability or interpretations thereof by Governmental Authorities, (b) changes in GAAP or regulatory accounting requirements applicable to banks, federal savings institutions and their holding companies generally, (c) changes in general economic conditions affecting banks and their holding companies generally, (d) any modifications or changes to valuation policies and practices, or expenses or costs incurred, in connection with the Transaction or restructuring charges taken in connection with the Transaction, in each case in accordance with GAAP, and (e) with respect to Hawthorne, the effects of any action or omission taken with the prior consent of Parent or as otherwise contemplated by the Agreement.

“Material Contracts” has the meaning set forth in Section 5.03(k)(i).

“Merger” has the meaning set forth in Section 2.01(a).

“Merger Consideration” means the number of whole shares of Parent Common Stock, plus cash in lieu of any fractional share interest, into which shares of Hawthorne Common Stock shall be converted pursuant to the provisions of Article III.

“Nasdaq” means The Nasdaq Stock Market, Inc.’s National Market or such other securities exchange on which the Parent Common Stock may be listed.

“Nasdaq Rules” has the meaning set forth in Section 6.13(b).

“National Labor Relations Act” means the National Labor Relations Act, as amended.

“NGCL” means the Nevada General Corporation Law.

“OREO” means other real estate owned.

“OTS” means the Office of Thrift Supervision.

“Parent” has the meaning set forth in the preamble to this Agreement.

“Parent Articles” means the Articles of Incorporation of Parent, as amended.

“Parent Bank” means Commercial Capital Bank, FSB, a federally chartered savings bank and wholly owned subsidiary of Parent.

“Parent Benefit Plans” has the meaning set forth in Section 6.12(a).

“Parent Board” means the Board of Directors of Parent.

“Parent Bylaws” means the Amended Bylaws of Parent, as amended.

“Parent Closing Average” means the average of the last sales price per share for Parent Common Stock on the Nasdaq (as reported in the Wall Street Journal, or if not reported therein, another authorized source) for the twenty consecutive Nasdaq trading day period ending on the Determination Date, rounded to the nearest whole cent, subject to adjustment pursuant to Section 3.06.

“Parent Common Stock” means the common stock, $0.001 par value per share, of Parent.

“Parent Meeting” has the meaning set forth in Section 6.02(b).

“Parent Preferred Stock” means the preferred stock, $0.001 par value per share, of Parent.

“Parent Ratio” has the meaning set forth in Section 8.01(k).

“Parent Regulatory Authorities” has the meaning set forth in Section 5.04(k)(i).

“Parent Shareholders” means certain directors of Parent.

“Parent Shareholder Agreement” has the meaning set forth in the recitals to this Agreement.

“Parent Termination Fee” has the meaning set forth in Section 8.02(d).

“Peer Group” means the 15 publicly traded companies listed below next to its Weighting Factor:

Name	Ticker	Weighting Factor
Dime Community Bancshares, Inc.	DCOM	5.556%
Flushing Financial Corporation	FFIC	5.556%
Independence Community Bank Corp.	ICBC	8.333%
New York Community Bancorp, Inc.	NYB	8.333%
East West Bancorp, Inc.	EWBC	8.333%
Quaker City Bancorp, Inc.	QCBC	5.556%
FirstFed Financial Corp.	FED	5.556%
UCBH Holdings, Inc.	UCBH	8.333%
PFF Bancorp, Inc.	PFB	5.556%
City National Corporation	CYN	8.333%
First Community Bancorp	FCBP	5.556%
ITLA Capital Corporation	ITLA	5.556%
Provident Financial Holdings, Inc.	PROV	5.556%
Washington Federal, Inc.	WFSL	8.333%
Sterling Financial Corporation	STSA	5.556%

“Peer Group Index on the Determination Date,” means the index of the Peer Group, calculated as follows: the sum of the products derived by multiplying the corresponding Weighting Factor by the quotient calculated by dividing each of the Peer Group member’s average closing common stock price for the 20 trading days prior to the Determination Date over the Peer Group member’s closing common stock price on the date of this Agreement. If any member of the Peer Group should stop trading on Nasdaq or the New York Stock Exchange or become the subject of an offer for more than 25% of its shares of common stock, such Peer Group member shall be removed from the Peer Group with its Weighting Factor distributed pro rata based upon the weighting distribution of the remaining Peer Group members. The calculation of the Peer Group Index on the Determination Date shall be adjusted for any stock split and stock dividend, combination, reclassification, exchange of shares, recapitalization or similar transaction made with respect to the common stock of any such Peer Group member.

“Peer Group Starting Index” means 1.00.

“Pension Plan” has the meaning set forth in Section 5.03(m)(ii).

“Person” means any individual, bank, corporation, partnership, association, joint-stock company, business trust, limited liability company or unincorporated organization.

“Previously Disclosed” by a party shall mean information set forth in a section of its Disclosure Schedule corresponding to the section of this Agreement where such term is used.

“Proxy Statement” has the meaning set forth in Section 6.03(a).

“Registration Rights Agreement” has the meaning set forth in Section 3.08(c).

“Registration Statement” has the meaning set forth in Section 6.03(a).

“Rights” means, with respect to any Person, warrants, options, rights, convertible securities and other arrangements or commitments that obligate the Person to issue or dispose of any of its capital stock or other ownership interests.

“Savings Association Insurance Fund” means the Savings Association Insurance Fund maintained by the FDIC.

“SEC” means the Securities and Exchange Commission.

“Section 16 Information” means information accurate in all respects regarding the Hawthorne Insiders, the number of shares of Hawthorne Common Stock held by each such Hawthorne Insider and the number and description of the Hawthorne Options and Hawthorne Warrant held by each such Hawthorne Insider.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations thereunder.

“Securities Documents” has the meaning set forth in Sections 5.03(g)(i) and 5.04(g)(i) in the case of Hawthorne and Parent, respectively.

“Starting Price” means $26.15, subject to adjustment pursuant to Section 3.06 and rounded to the nearest whole cent.

“Subsidiary” and “Significant Subsidiary” have the meanings ascribed to those terms in Rule l-02 of Regulation S-X of the SEC.

“Superior Proposal” has the meaning set forth in Section 6.08.

“Surviving Corporation” has the meaning set forth in Section 2.01(a).

“Tax” and “Taxes” mean all federal, state, local or foreign income, gross income, gains, gross receipts, sales, use, ad valorem, goods and services, capital, production, transfer, franchise, windfall profits, license, withholding, payroll, employment, disability, employer health, excise, estimated, severance, stamp, occupation, property, environmental, custom duties, unemployment or other taxes of any kind whatsoever, together with any interest, additions or penalties thereto and any interest in respect of such interest and penalties.

“Tax Returns” means any return, declaration or other report (including elections, declarations, schedules, estimates and information returns) with respect to any Taxes.

“Transaction” means the Merger and any other transactions contemplated by this Agreement.

“Treasury Stock” means shares of Hawthorne Common Stock held by Hawthorne or any of its Subsidiaries or by Parent or any of its Subsidiaries, other than in a fiduciary (including custodial or agency) capacity or as a result of debts previously contracted in good faith.

“Voting Debt” means any bonds, debentures, notes or other indebtedness that provides for the right to vote on matters with respect to which Parent’s stockholders have the right to vote upon.

“Weighting Factor” means, for each member of the Peer Group, the corresponding percentage signified for said Peer Group member in the definition of Peer Group

ARTICLE II

THE MERGER

2.01 The Merger.

(a) The Merger. Subject to the terms and conditions of this Agreement, at the Effective Time, Hawthorne shall merge with and into Acquisition Sub in accordance with the applicable provisions of the DGCL (the “Merger”), the separate corporate existence of Hawthorne shall cease and Acquisition Sub shall survive and continue to exist as a corporation incorporated under the DGCL (Acquisition Sub, as the surviving corporation in the Merger, sometimes being referred to herein as the “Surviving Corporation”). Simultaneously with or as soon as practicable after the Merger, the Surviving Corporation shall be merged with and into Parent (the “Acquisition Sub Merger”) in accordance with the Agreement of Merger, the form of which is attached hereto as Annex C.

(b) Name. The name of the Surviving Corporation shall be “CCBI Acquisition Corp.”

(c) Certificate of Incorporation and Bylaws. The certificate of incorporation and bylaws of Acquisition Sub immediately after the Merger shall be the certificate of incorporation and the bylaws of Acquisition Sub as in effect immediately prior to the Merger.

(d) Directors and Executive Officers of the Surviving Corporation. The directors of the Surviving Corporation immediately after the Merger shall be the directors of Acquisition Sub immediately prior to the Merger. The executive officers of the Surviving Corporation immediately after the Merger shall be the executive officers of Acquisition Sub immediately prior to the Merger, each of whom shall serve until such time as their successors shall be duly elected and qualified.

(e) Authorized Capital Stock. The authorized capital stock of the Surviving Corporation upon consummation of the Merger shall be as set forth in the Acquisition Sub certificate of incorporation immediately prior to the Merger.

(f) Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in Sections 259 through 261 of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of Hawthorne shall vest in the Surviving Corporation, and all debts, liabilities, obligations, restrictions, disabilities and duties of Hawthorne shall become the debts, liabilities, obligations, restrictions, disabilities and duties of the Surviving Corporation.

(g) Additional Actions. If, at any time after the Effective Time, the Surviving Corporation shall consider that any further assignments or assurances in law or any other acts are necessary or desirable to (i) vest, perfect or confirm, of record or otherwise, in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of Hawthorne acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger, or (ii) otherwise carry out the purposes of this Agreement, Hawthorne, and its proper officers and directors, shall be deemed to have granted to the Surviving Corporation an irrevocable power of attorney to execute and deliver all such proper deeds, assignments and assurances in law and to do all acts necessary or proper to vest, perfect or confirm title to and possession of such rights, properties or assets in the Surviving Corporation and otherwise to carry out the purposes of this Agreement, and the proper officers and directors of the Surviving Corporation are fully authorized in the name of the Surviving Corporation or otherwise to take any and all such action.

2.02 Effective Date and Effective Time; Closing.

(a) Subject to the satisfaction or waiver of the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied at the consummation of the Merger, but subject to the fulfillment or waiver of those conditions), the parties shall cause a certificate of merger relating to the Merger (the “Certificate of Merger”) to be filed with the Secretary of State of the State of Delaware pursuant to the DGCL on (i) a date selected by Parent and Acquisition Sub after such satisfaction or waiver which is no later than five Business Days after such satisfaction or waiver, or (ii) such other date to which the parties may mutually agree in writing, provided that in either case, such date shall be no less than ten days following the Hawthorne Meeting. The Merger provided for herein shall become effective upon such filings or on such date as may be specified therein. The date of such filings or such later effective date is herein called the “Effective Date.” The “Effective Time” of the Merger shall be the time of such filings or as set forth in such filings.

(b) A closing (the “Closing”) shall take place immediately prior to the Effective Time at 8:00 a.m., Pacific Time, at the principal offices of Parent in Irvine, California, or at such other place, at such other time, or on such other date as the parties may mutually agree upon (such date, the “Closing Date”). At the Closing, there shall be delivered to Parent and Hawthorne the opinions, certificates and other documents required to be delivered under Article VII hereof.

ARTICLE III

MERGER CONSIDERATION; EXCHANGE PROCEDURES

3.01 Conversion of Shares. Subject to the provisions of this Agreement, at the Effective Time, automatically by virtue of the Merger and without any action on the part of any Person:

(a) Outstanding Hawthorne Common Stock. Each share of Hawthorne Common Stock, excluding Treasury Stock, issued and outstanding immediately prior to the Effective Time shall become and be converted into 1.45 shares of Parent Common Stock (the “Exchange Ratio”).

(b) Outstanding Parent Common Stock. Each share of Parent Common Stock that is issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding and shall be unaffected by the Merger.

(c) Outstanding Acquisition Sub Common Stock. Each share of Acquisition Sub Common Stock that is issued and outstanding prior to the Effective Time shall remain issued and outstanding and shall be unaffected by the Merger.

(d) Treasury Stock. Each share of Hawthorne Common Stock held as Treasury Stock immediately prior to the Effective Time shall be canceled and retired at the Effective Time and no consideration shall be issued in exchange therefor.

3.02 Deposit of Parent Common Stock. At or prior to the Effective Time, Parent shall deposit, or shall cause to be deposited, with an agent, duly appointed by Parent and reasonably acceptable to Hawthorne (the “Exchange Agent”), for the benefit of the holders of Certificates, for exchange in accordance with this Article III, certificates representing the shares of Parent Common Stock and cash in lieu of any fractional shares to be issued pursuant to Sections 3.01(a) and 3.05 in the Merger in exchange for outstanding shares of Hawthorne Common Stock.

3.03 Exchange Procedures.

(a) At or after the Effective Time, each holder of a Certificate or Certificates, upon surrender of the same to the Exchange Agent, shall be entitled to receive in exchange therefor a certificate or certificates representing the number of whole shares of Parent Common Stock into which the shares of Hawthorne Common Stock theretofore represented by the Certificate or Certificates so surrendered shall have been converted as provided in Section 3.01(a) hereof and cash in lieu of fractional shares as provided in Section 3.05 hereof. As promptly as practicable after the Effective Time, but in no event later than five Business Days after the Effective Time, the Exchange Agent shall mail to each holder of record of an outstanding Certificate which is to be exchanged for Parent Common Stock as provided in Section 3.01(a) hereof, a form of letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to such Certificate shall pass, only upon delivery of such Certificate to the Exchange Agent) advising such holder of the terms of the exchange effected by the Merger and of the procedure for surrendering to the Exchange Agent such Certificate in exchange for a certificate or certificates evidencing Parent Common Stock or cash in lieu of any fractional share interest. Notwithstanding anything in this Agreement to the contrary, Certificates surrendered for exchange by any Hawthorne Affiliate shall not be exchanged for certificates representing shares of Parent Common Stock in accordance with the terms of this Agreement until Parent has received an Affiliate Letter from such person as specified in Section 6.07.

(b) No holder of a Certificate shall be entitled to receive any dividends in respect of the Parent Common Stock into which such shares shall have been converted by virtue of the Merger until the Certificate representing such shares is surrendered in exchange for a certificate or certificates representing shares of Parent Common Stock. In the event that dividends are declared and paid by Parent in respect of Parent Common Stock after the Effective Time but prior to any holder’s surrender of Certificates, dividends payable to such holder in respect of shares of Parent Common Stock not then issued shall accrue (without interest). Any such dividends shall be paid (without interest) upon surrender of the Certificates. Parent shall be entitled, after the Effective Time, to treat Certificates as evidencing ownership of the number of whole shares of Parent Common Stock into which the shares of Hawthorne Common Stock represented by such Certificates shall have been converted pursuant to this Agreement, notwithstanding the failure on the part of the holder thereof to surrender such Certificates.

(c) The Exchange Agent and Parent, as the case may be, shall not be obligated to deliver a certificate or certificates representing shares of Parent Common Stock to which a holder of Hawthorne Common Stock would otherwise be entitled as a result of the Merger until such holder surrenders the Certificate or Certificates representing the shares of Hawthorne Common Stock for exchange as provided in this Section 3.03, or, in default thereof, an appropriate affidavit of loss and indemnity agreement and/or a bond in an amount as may be reasonably required in each case by Parent. If any certificates evidencing shares of Parent Common Stock are to be issued in a name other than that in which the Certificate evidencing Hawthorne Common Stock surrendered in exchange therefore is registered, it shall be a condition of the issuance thereof that the Certificate so surrendered shall be properly endorsed or accompanied by an executed form of assignment separate from the Certificate and otherwise in proper form for transfer and that the person requesting such exchange pay to the Exchange Agent any transfer or other tax required by reason of the issuance of a certificate for shares of Parent Common Stock in any name other than that of the registered holder of the Certificate surrendered or otherwise establish to the satisfaction of the Exchange Agent that such tax has been paid or is not payable.

3.04 Rights as Shareholders; Stock Transfers. At the Effective Time, holders of Hawthorne Common Stock shall cease to be, and shall have no rights as, stockholders of Hawthorne other than to receive the consideration provided under this Article III. After the Effective Time, there shall be no transfers on the stock transfer books of Hawthorne or the Surviving Corporation of shares of Hawthorne Common Stock.

3.05 No Fractional Shares. Notwithstanding any other provision of this Agreement, neither certificates nor scrip for fractional shares of Parent Common Stock shall be issued in the Merger. Each holder of Hawthorne Common Stock who otherwise would have been entitled to a fraction of a share of Parent Common Stock (after taking into account all Certificates delivered by such holder) shall receive in lieu thereof cash (without interest) in an amount determined by multiplying the fractional share interest to which such holder would otherwise be entitled by the closing price of a share of Parent Common Stock on Nasdaq on the business day preceding the

Effective Time (as reported in The Wall Street Journal, or if not reported therein, in another authoritative source), rounded to the nearest whole cent. No such holder shall be entitled to dividends, voting rights or any other rights in respect of any fractional share.

3.06 Anti-Dilution Provisions. If, between the date hereof and the Effective Time, the shares of Parent Common Stock shall be changed into a different number or class of shares by reason of any reclassification, recapitalization, reorganization, split-up, combination, exchange of shares or readjustment, or similar transaction with respect to Parent Common Stock, or a stock dividend thereon shall be declared with a record date or ex dividend or distribution date within said period, the Exchange Ratio, the Starting Price and the Parent Closing Average shall be adjusted accordingly. Notwithstanding anything to the contrary stated herein, Parent and Hawthorne agree that the Exchange Ratio shall be adjusted to 1.9333 and the Starting Price shall be adjusted to $19.61 when the four for three stock split of Parent Common Stock declared on January 23, 2004 is effected, subject to further adjustment as provided in this Section 3.06.

3.07 Withholding Rights. Parent (through the Exchange Agent, if applicable) shall be entitled to deduct and withhold from any amounts otherwise payable pursuant to this Agreement to any holder of shares of Hawthorne Common Stock such amounts as Parent is required under the Code or any state, local or foreign tax law or regulation thereunder to deduct and withhold with respect to the making of such payment. Any amounts so withheld shall be treated for all purposes of this Agreement as having been paid to the holder of Hawthorne Common Stock in respect of which such deduction and withholding was made by Parent.

3.08 Hawthorne Options and Hawthorne Warrants.

(a) At the Effective Time, each vested Hawthorne Option which is then outstanding, and which is then vested and exercisable without regard to the Merger, shall cease to represent a right to acquire shares of Hawthorne Common Stock and shall be converted automatically into an option to purchase shares of Parent Common Stock, and Parent shall assume each such Hawthorne Option, in accordance with the terms of the Hawthorne Stock Option Plan and stock option or other agreement by which it is evidenced, except that from and after the Effective Time, (i) Parent and the Compensation Committee of its Board of Directors shall be substituted for Hawthorne and the committee of the Board of Directors of Hawthorne (including, if applicable, the entire Board of Directors of Hawthorne) administering such Hawthorne Stock Option Plan, (ii) each Hawthorne Option assumed by Parent may be exercised solely for shares of Parent Common Stock, (iii) the number of shares of Parent Common Stock subject to such Hawthorne Option shall be equal to the number of shares of Hawthorne Common Stock subject to such Hawthorne Option immediately prior to the Effective Time multiplied by the Exchange Ratio, provided that any fractional shares of Parent Common Stock resulting from such multiplication shall be rounded down to the nearest share, and (iv) the per share exercise price under each such Hawthorne Option shall be adjusted by dividing the per share exercise price under each such Hawthorne Option by the Exchange Ratio, provided that such exercise price shall be rounded up to the nearest cent. Notwithstanding clauses (iii) and (iv) of the preceding sentence, each Hawthorne Option which is an “incentive stock option” shall be adjusted as required by Section 424 of the Code, and the regulations promulgated thereunder, so as not to constitute a modification, extension or renewal of the option within the meaning of Section 424(h) of the Code. Each Hawthorne Option which is outstanding immediately prior to the Effective Time but which is not vested and exercisable except as a result of the Merger shall not be assumed by Parent or otherwise continued in effect following the Effective Time, and, therefore, in accordance with the terms of the Hawthorne Stock Option Plan and stock option or other agreement by which it is evidenced, each such Hawthorne Option shall become fully vested and exercisable immediately prior to the Effective Time and shall terminate and cease to be outstanding at the Effective Time. Parent and Hawthorne agree to take all necessary steps to effect the foregoing provisions of this Section 3.08(a). As of the Effective Time, Parent shall issue to each holder of an outstanding Hawthorne Option which has been assumed by Parent a document evidencing the conversion and assumption of the Hawthorne Option by Parent pursuant to this Section 3.08(a).

(b) At the Effective Time, each Hawthorne Warrant which is then outstanding, whether or not vested or exercisable, shall cease to represent a right to acquire shares of Hawthorne Common Stock and shall be converted automatically into a warrant to purchase shares of Parent Common Stock, and Parent shall assume each Hawthorne Warrant, in accordance with the terms of the Hawthorne Warrant or other agreement by which it is evidenced, except that from and after the Effective Time, (i) each Hawthorne Warrant assumed by Parent may be exercised solely for shares of Parent Common Stock, (ii) the number of shares of Parent Common Stock subject to such Hawthorne Warrant shall be equal to the number of shares of Hawthorne Common Stock subject to such Hawthorne Warrant immediately prior to the Effective Time multiplied by the Exchange Ratio, provided that any fractional shares of Parent Common Stock resulting from such multiplication shall be rounded down to the nearest share, and (iii) the per share exercise price under each such Hawthorne Warrant shall be adjusted by dividing the per share exercise price under each such Hawthorne Warrant by the Exchange Ratio, provided that such exercise price shall be rounded up to the nearest cent. Parent and Hawthorne agree to take all necessary steps to effect the foregoing provisions of this Section 3.08(b), including without limitation the mailing by Parent by first class, U.S. mail, postage prepaid, to each holder of a Hawthorne Warrant of a written instrument setting forth Parent’s agreement to assume such Hawthorne Warrants.

(c) Within ten Business Days after the Effective Time, Parent shall file a registration statement on Form S-3 (or any successor or other appropriate form) with respect to the shares of Parent Common Stock subject to the Hawthorne Warrants referred to in paragraph (b) of this Section 3.08, and a registration statement on Form S-3 or Form S-8, as the case may be (or any successor or other appropriate forms), with respect to the shares of Parent Common Stock subject to the Hawthorne Options referred to in Section 3.08(a), and in each case shall use its reasonable efforts to maintain the current status of the prospectus or prospectuses contained therein for so long as such options remain outstanding in the case of a Form S-8 or, in the case of a Form S-3, until the shares subject to such Hawthorne Options or the Hawthorne Warrants may be sold without a further holding period under Rule 144 under the Securities Act. Notwithstanding the foregoing, Parent acknowledges and agrees that at the Effective Time, it will be bound by and assume all obligations of Hawthorne under the Registration Rights Agreement dated as of December 12, 1995 by and among Hawthorne and each of the Investors (as such term is defined in such Registration Rights Agreement) (the “Registration Rights Agreement”).

3.09 Bank Merger. As soon as practicable after the execution of this Agreement, Hawthorne and Parent shall cause Hawthorne Bank and Parent Bank to enter into the Bank Merger Agreement, the form of which is attached hereto as Annex D, which provides for the merger of Hawthorne Bank with and into Parent Bank (the “Bank Merger”), in accordance with applicable laws and regulations and the terms of the Bank Merger Agreement and as soon as practicable after consummation of the Merger and the Acquisition Sub Merger. The Bank Merger Agreement provides that the directors of Parent Bank upon consummation of the Bank Merger shall be the directors of Parent Bank immediately prior to the Bank Merger, plus the three Hawthorne Designees.

ARTICLE IV

ACTIONS PENDING ACQUISITION

4.01 Forbearances of Hawthorne. From the date hereof until the Effective Time, except as expressly contemplated or permitted by this Agreement or as Previously Disclosed, without the prior written consent of Parent, not to be unreasonably withheld, Hawthorne will not, and will cause each of its Subsidiaries not to:

(a) Ordinary Course. Conduct its business other than in the ordinary and usual course consistent with past practice or fail to use reasonable best efforts to preserve its business organization, keep available the present services of its employees and preserve for itself and Parent the goodwill of the customers of Hawthorne and its Subsidiaries and others with whom business relations exist.

(b) Capital Stock. Other than pursuant to Rights set forth on Schedule 4.01(b) of Hawthorne’s Disclosure Schedule and outstanding on the date hereof, (i) issue, sell or otherwise permit to become outstanding, or authorize the creation of, any additional shares of stock or any Rights or (ii) permit any additional shares of stock to become subject to grants of employee or director stock options or other Rights.

(c) Dividends; Etc. (i) Make, declare, pay or set aside for payment any dividend on or in respect of, or declare or make any distribution on any shares of Hawthorne capital stock, other than dividends from wholly owned Subsidiaries to Hawthorne or another wholly owned Subsidiary of Hawthorne or as set forth on Schedule 4.01(c) of Hawthorne’s Disclosure Schedule or (ii) directly or indirectly adjust, split, combine, redeem, reclassify, purchase or otherwise acquire, any shares of its capital stock.

(d) Compensation; Employment Agreements; Etc. Enter into or amend or renew any employment, consulting, severance or similar agreements or arrangements with any director, officer or employee of Hawthorne or its Subsidiaries or grant any salary or wage increase or increase any employee benefit (including incentive or bonus payments), except (i) for normal individual increases in compensation to employees in the ordinary course of business consistent with past practice, provided that no such increase shall result in an annual adjustment of more than 3%, (ii) for other changes that are required by applicable law, (iii) to satisfy contractual obligations existing as of the date hereof and set forth in Schedule 4.01(d) of Hawthorne’s Disclosure Schedule, (iv) for retention bonuses which will not exceed $600,000 in the aggregate and which will be disclosed in writing to Parent and as to which Parent shall not have objected to such payments within two Business Days of written receipt of such written notice, (v) severance payments pursuant to the Hawthorne Financial Corporation and Hawthorne Savings, F.S.B. Severance Plan which has been Previously Disclosed, which severance payments will be disclosed in writing to Parent, or (vi) for grants of awards to newly-hired employees consistent with past practice, which consent shall be deemed to have been received with respect to increases in compensation to the extent Hawthorne has provided written notice hereunder, which Parent has not objected to within two Business Days of receipt of such written notice.

(e) Hiring. Hire any person as an employee of Hawthorne or any of its Subsidiaries or promote any employee, except (i) to satisfy contractual obligations existing as of the date hereof and set forth on Schedule 4.01(e) of Hawthorne’s Disclosure Schedule and (ii) persons hired to fill any vacancies arising after the date hereof and whose employment is terminable at the will of Hawthorne or a Subsidiary of Hawthorne, as applicable, other than any vice president, senior vice president, executive vice president, or any other senior officer of Hawthorne or any of its Subsidiaries or any other person to be hired who would have a base salary, including any guaranteed bonus or any similar bonus, considered on an annual basis of more than $75,000, which consent shall be deemed to have been received to the extent Hawthorne has provided written notice hereunder, which Parent has not objected to within two Business Days of receipt of such written notice.

(f) Benefit Plans. Enter into, establish, adopt or amend, or make any contributions to (except (i) as may be required by applicable law or (ii) to satisfy contractual obligations existing as of the date hereof and set forth on Schedule 4.01(f) of Hawthorne’s Disclosure Schedule), any pension, retirement, stock option, stock purchase, savings, profit sharing, deferred compensation, consulting, bonus, group insurance or other employee benefit, incentive or welfare contract, plan or arrangement, or any trust agreement (or similar arrangement) related thereto, in respect of any director, officer or employee of Hawthorne or its Subsidiaries or take any action to accelerate the vesting or exercisability of stock options, restricted stock or other compensation or benefits payable thereunder.

(g) Dispositions. Sell, transfer, mortgage, encumber or otherwise dispose of or discontinue any of its assets, deposits, business or properties except in the ordinary course of business consistent with past practice and in a transaction that, together with all other such transactions, is not material to Hawthorne and its Subsidiaries taken as a whole.

(h) Acquisitions. Acquire (other than by way of foreclosures or acquisitions of control in a bona fide fiduciary capacity or in satisfaction of debts previously contracted in good faith, in each case in the ordinary and usual course of business consistent with past practice) all or any portion of the assets, business, deposits or properties of any other entity.

(i) Capital Expenditures. Make any capital expenditures other than those identified on Schedule 4.01(i) of Hawthorne’s Disclosure Schedule and other than capital expenditures in the ordinary course of business consistent with past practice in amounts not exceeding $15,000 individually or $50,000 in the aggregate.

(j) Governing Documents. Amend the Hawthorne Certificate or the Hawthorne Bylaws or the articles of incorporation or bylaws (or equivalent documents) of any Subsidiary of Hawthorne.

(k) Accounting Methods. Implement or adopt any change in its accounting principles, practices or methods, other than as may be required by changes in laws or regulations or GAAP.

(l) Contracts. Except in the ordinary course of business consistent with past practice or as otherwise permitted under this Section 4.01, enter into or terminate any Material Contract or amend or modify in any material respect any of its existing Material Contracts.

(m) Claims. Enter into any settlement or similar agreement with respect to any action, suit, proceeding, order or investigation to which Hawthorne or any of its Subsidiaries is or becomes a party after the date of this Agreement, which settlement, agreement or action involves payment by Hawthorne or any of its Subsidiaries of an amount which exceeds $50,000 and/or would impose any material restriction on the business of Hawthorne or any of its Subsidiaries or create precedent for claims that are reasonably likely to be material to Hawthorne and its Subsidiaries taken as a whole.

(n) Banking Operations. Enter into any new material line of business; change its material lending, investment, underwriting, risk and asset liability management and other material banking and operating policies, except as required by applicable law, regulation or policies imposed by any Governmental Authority; or file any application or make any contract with respect to branching or site location or branching or site relocation.

(o) Derivatives Contracts. Enter into any Derivatives Contract.

(p) Indebtedness. Incur any indebtedness for borrowed money (other than deposits, federal funds purchased, cash management accounts, Federal Home Loan Bank borrowings that mature within one year and securities sold under agreements to repurchase that mature within 90 days, in each case in the ordinary course of business consistent with past practice) or assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other Person, other than in the ordinary course of business consistent with past practice.

(q) Investment Securities. Acquire (other than by way of foreclosures or acquisitions in a bona fide fiduciary capacity or in satisfaction of debts previously contracted in good faith, in each case in the ordinary course of business consistent with past practice) any debt security or Equity Investment other than federal funds or United States Government securities or United States Government agency securities, in each case with a term of one (1) year or less.

(r) Loans. Make, renew or otherwise modify any loan, loan commitment, letter of credit or other extension of credit (collectively, “Loans”) other than in the ordinary course of business consistent with past practice, provided that Hawthorne Bank shall not make, renew or otherwise modify (i) any Loan (other than a permanent Loan secured by an owner-occupied 1-4 single-family residence) with a principal balance in excess of $5.0 million, (ii) any permanent Loan secured by an owner-occupied 1-4 single-family residence with a principal balance in excess of $3.0 million, or (iii) any Loan in excess of $1.0 million to the extent the Loan contains terms that involve an exception to Hawthorne’s Credit Policy Manual without Parent’s written consent, which consent shall be deemed to have been received to the extent Hawthorne has provided written notice hereunder, which Parent has not objected to within two Business Days of receipt of such written notice.

(s) Investments in Real Estate. Make any investment or commitment to invest in real estate or in any real estate development project (other than by way of foreclosure or acquisitions in a bona fide fiduciary capacity or in satisfaction of a debt previously contracted in good faith, in each case in the ordinary course of business consistent with past practice).

(t) Adverse Actions. (i) Take any action that would, or is reasonably likely to, prevent or impede the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code or (ii) take any action that is intended or is reasonably likely to result in (x) any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time at or prior to the Effective Time, (y) any of the conditions to the Merger set forth in Article VII not being satisfied or (z) a material violation of any provision of this Agreement or the Bank Merger Agreement, in either case, except as may be required by applicable law or regulation.

(u) Commitments. Enter into any contract with respect to, or otherwise agree or commit to do, any of the foregoing.

4.02 Forbearances of Parent. From the date hereof until the Effective Time, except as expressly contemplated or permitted by this Agreement or as Previously Disclosed, without the prior written consent of Hawthorne, not to be unreasonably withheld, Parent will not, and will cause each of its Subsidiaries not to:

(a) Ordinary Course. Conduct its business other than in the ordinary and usual course consistent with past practice or fail to use reasonable best efforts to preserve its business organization, keep available the present services of its employees and preserve the goodwill of the customers of Parent and its Subsidiaries and others with whom business relations exist.

(b) Cash Dividends. (i) Make, declare, pay or set aside for payment any cash dividend or cash distribution on or in respect of any shares of Parent capital stock, (ii) directly or indirectly reclassify, purchase or otherwise acquire, any shares of its capital stock or (iii) effect any reorganization, recapitalization or similar transaction with respect to Parent Common Stock.

(c) Dispositions. Sell, transfer, mortgage, encumber or otherwise dispose of or discontinue any of its assets, deposits, business or properties except in the ordinary course of business consistent with past practice and in a transaction that, together with all other such transactions, is not material to Parent and its Subsidiaries taken as a whole.

(d) Acquisitions. Acquire (other than by way of foreclosures or acquisitions of control in a bona fide fiduciary capacity or in satisfaction of debts previously contracted in good faith, in each case in the ordinary and usual course of business consistent with past practice) all or any portion of the assets, business, deposits or properties of any other entity.

(e) Governing Documents. Amend the Parent Articles or Parent Bylaws or the articles of incorporation or bylaws (or equivalent documents) of any Subsidiary of Parent.

(f) Accounting Methods. Implement or adopt any change in its accounting principles, practices or methods, other than as may be required by changes in laws or regulations or GAAP.

(g) Capital Stock. Other than pursuant to Parent Benefit Plans (whether or not such Parent Benefit Plans were in existence as of the date of this Agreement or were created thereafter) or Rights which were issued before or Rights which were issued pursuant to Parent Benefit Plans after the date of this Agreement, issue, sell or otherwise permit to become outstanding, or authorize the creation of, any additional shares of stock or Voting Debt.

(h) Banking Operations. Change its material lending, investment, underwriting, risk and asset liability management and other material banking and operating policies, except as required by applicable law, regulation or policies imposed by any Governmental Authority.

(i) Derivatives Contracts. Enter into any Derivatives Contract.

(j) Adverse Actions. (i) Take any action that would, or is reasonably likely to, prevent or impede the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code or (ii) take any action that is intended or is reasonably likely to result in (x) any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time at or prior to the

Effective Time, (y) any of the conditions to the Merger set forth in Article VII not being satisfied or (z) a material violation of any provision of this Agreement or the Bank Merger Agreement, except as may be required by applicable law or regulation.

(k) Commitments. Enter into any contract with respect to, or otherwise agree or commit to do, any of the foregoing.

ARTICLE V

REPRESENTATIONS AND WARRANTIES

5.01 Disclosure Schedules. On or prior to the date hereof, Parent has delivered to Hawthorne a schedule and Hawthorne has delivered to Parent a schedule (respectively, its “Disclosure Schedule”) setting forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more representations or warranties contained in Section 5.03, 5.04 or 5.05 or to one or more of its covenants contained in Article IV; provided, however, that (a) no such item is required to be set forth in a Disclosure Schedule as an exception to a representation or warranty or as an exception to a covenant in Article IV if its absence would not be reasonably likely to result in the related representation or warranty being deemed untrue or incorrect under the standard established by Section 5.02 and (b) the mere inclusion of an item in a Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission by a party that such item represents a material exception or fact, event or circumstance or that, absent such inclusion in the Disclosure Schedule, such item is or would be reasonably likely to result in a Material Adverse Effect.

5.02 Standard. No representation or warranty of Hawthorne, Parent or Acquisition Sub contained in Sections 5.03, 5.04 or 5.05, respectively, shall be deemed untrue or incorrect, and no party hereto shall be deemed to have breached a representation or warranty, as a consequence of the existence of any fact, event or circumstance unless such fact, circumstance or event, individually or taken together with all other facts, events or circumstances inconsistent with any representation or warranty contained in Sections 5.03, 5.04 or 5.05, has had or is reasonably likely to have a Material Adverse Effect on the party making such representation or warranty.

5.03 Representations and Warranties of Hawthorne. Subject to Sections 5.01 and 5.02, Hawthorne hereby represents and warrants to Parent:

(a) Organization, Standing and Authority. Hawthorne is duly organized, validly existing and in good standing under the laws of the State of Delaware. Hawthorne is duly qualified to do business and is in good standing in each jurisdiction where its ownership or leasing of property or assets or the conduct of its business requires it to be so qualified. Hawthorne has in effect all federal, state, local and foreign governmental authorizations necessary for it to own or lease its properties and assets and to carry on its business as now conducted.

(b) Hawthorne Capital Stock. The authorized capital stock of Hawthorne consists solely of 20,000,000 shares of Hawthorne Common Stock, of which 11,742,611 shares are issued and outstanding as of the date hereof, and 10,000,000 shares of Hawthorne Preferred Stock, of which no shares are issued and outstanding as of the date hereof. As of the date hereof, 2,108,616 shares of Hawthorne Common Stock were held in treasury by Hawthorne or otherwise directly or indirectly owned by Hawthorne. The outstanding shares of Hawthorne Common Stock have been duly authorized and validly issued and are fully paid and non-assessable, and none of the outstanding shares of Hawthorne Common Stock have been issued in violation of the preemptive rights of any Person. Section 5.03(b) of Hawthorne’s Disclosure Schedule sets forth for each Hawthorne Option and Hawthorne Warrant, as applicable, the name of the grantee, the date of the grant, the type of grant, the status of the option grant as qualified or non-qualified under Section 422 of the Code (with respect to the Hawthorne Options), the number of shares of Hawthorne Common Stock subject to each Hawthorne Option or Hawthorne Warrant, the number of shares of Hawthorne Common Stock subject to Hawthorne Options and Hawthorne Warrants that are currently exercisable and the exercise price per share. Except as set forth in the preceding sentence, there are no shares of Hawthorne Common Stock reserved for issuance, Hawthorne does not have any Rights issued or outstanding with respect to Hawthorne Common Stock and Hawthorne does not have any commitment to authorize, issue or sell any Hawthorne Common Stock or Rights.

(c) Subsidiaries.

(i) (A) Hawthorne has Previously Disclosed a list of all of its Subsidiaries together with the jurisdiction of organization of each such Subsidiary, (B) except as set forth on Schedule 5.03(c) of Hawthorne’s Disclosure Schedule, Hawthorne owns, directly or indirectly, all the issued and outstanding equity securities of each of its Subsidiaries, (C) no equity securities of any of its Subsidiaries are or may become required to be issued (other than to Hawthorne) by reason of any Right or otherwise, (D) there are no contracts, commitments, understandings or arrangements by which any of its Subsidiaries is or may be bound to sell or otherwise transfer any of its equity securities (other than to Hawthorne or any of its wholly owned Subsidiaries), (E) there are no contracts, commitments, understandings, or arrangements relating to Hawthorne’s rights to vote or to dispose of such securities and (F) all the equity securities of Hawthorne’s Subsidiaries held by Hawthorne or its Subsidiaries are fully paid and nonassessable and are owned by Hawthorne or its Subsidiaries free and clear of any Liens.

(ii) Except for securities and other interests held in a fiduciary capacity and beneficially owned by third parties or taken in consideration of debts previously contracted, ownership interests in Hawthorne’s Subsidiaries and stock in the Federal Home Loan Bank of San Francisco, Hawthorne does not own beneficially, directly or indirectly, any equity securities or similar interests of any Person or any interest in a partnership or joint venture of any kind.

(iii) Each of Hawthorne’s Subsidiaries has been duly organized and is validly existing in good standing under the laws of the jurisdiction of its organization and is duly qualified to do business and in good standing in the jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so qualified.

(iv) The deposit accounts of Hawthorne Bank are insured by the Savings Association Insurance Fund, in the manner and to the maximum extent provided by applicable law, and Hawthorne Bank has paid all deposit insurance premiums and assessments required by applicable laws and regulations.

(d) Corporate Power. Each of Hawthorne and its Subsidiaries has the corporate power and authority to carry on its business as it is now being conducted and to own all its properties and assets; and Hawthorne has the corporate power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the Transaction, subject to receipt of all necessary approvals of Governmental Authorities and the approval of Hawthorne’s stockholders of this Agreement.

(e) Corporate Authority. Subject to the approval of this Agreement by the holders of the outstanding Hawthorne Common Stock, this Agreement and the Transaction have been authorized by all necessary corporate action of Hawthorne and the Hawthorne Board on or prior to the date hereof. Hawthorne has duly executed and delivered this Agreement and, assuming due authorization, execution and delivery by Parent, this Agreement is a valid and legally binding obligation of Hawthorne, enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or by general equity principles).

(f) Regulatory Approvals; No Defaults.

(i) No consents or approvals of, or waivers by, or filings or registrations with, any Governmental Authority or with any third party are required to be made or obtained by Hawthorne or any of its Subsidiaries in connection with the execution, delivery or performance by Hawthorne and Hawthorne

Bank of this Agreement and the Bank Merger Agreement, respectively, or to consummate the Transaction, except as Previously Disclosed and except for (A) filings of applications or notices with, and approvals or waivers by, the OTS, (B) filings with the SEC and state securities authorities, as applicable, in connection with the submission of this Agreement for the approval of the respective holders of Hawthorne Common Stock and Parent Common Stock and the issuance of Parent Common Stock in the Merger, (C) the filing of a Certificate of Merger with the Secretary of State of the State of Delaware pursuant to the DGCL with respect to the Merger and (D) the approval of this Agreement by the holders of the outstanding shares of Hawthorne Common Stock. As of the date hereof, Hawthorne is not aware of any reason why the approvals set forth above and referred to in Section 7.01(b) will not be received in a timely manner and without the imposition of a condition, restriction or requirement of the type described in Section 7.01(b).

(ii) Subject to receipt, or the making, of the consents, approvals, waivers and filings referred to in the preceding paragraph and the expiration of related waiting periods, the execution, delivery and performance of this Agreement and the Bank Merger Agreement by Hawthorne and Hawthorne Bank, respectively, and the consummation of the Transaction do not and will not (A) except as Previously Disclosed, constitute a breach or violation of, or a default under, or give rise to any Lien, any acceleration of remedies or any right of termination under, any law, rule or regulation or any judgment, decree, order, governmental permit or license, or agreement, indenture or instrument of Hawthorne or any of its Subsidiaries or to which Hawthorne or any of its Subsidiaries or any of their respective properties is subject or bound, (B) constitute a breach or violation of, or a default under, the Hawthorne Articles, the Hawthorne Bylaws or similar governing documents of Hawthorne’s Subsidiaries or (C) require any consent or approval under any such law, rule, regulation, judgment, decree, order, governmental permit or license, agreement, indenture or instrument.

(g) Financial Reports; Undisclosed Liabilities.

(i) Hawthorne’s Annual Reports on Form 10-K for the fiscal years ended December 31, 2002, December 31, 2001 and December 31, 2000 and all other reports, registration statements, definitive proxy statements or information statements filed or to be filed by it subsequent to December 31, 2000 with the SEC (collectively, Hawthorne’s “Securities Documents”), as of the date filed or to be filed and as amended prior to the date hereof, (A) complied or will comply in all material respects as to form with the applicable regulations of the SEC as the case may be and (B) did not and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, except that information as of a later date shall be deemed to modify information as of an earlier date; and each of the consolidated statements of financial condition contained in any such Securities Documents (including the related notes and schedules thereto) fairly presents, or will fairly present, the consolidated financial position of Hawthorne and its Subsidiaries as of its date, and each of the consolidated statements of income, stockholders’ equity and cash flows or equivalent statements in such Securities Documents (including any related notes and schedules thereto) fairly presents, or will fairly present, the consolidated results of operations, changes in stockholders’ equity and changes in cash flows, as the case may be, of Hawthorne and its Subsidiaries for the periods to which they relate, in each case in accordance with GAAP consistently applied during the periods involved, except in each case as may be noted therein.

(ii) Except as Previously Disclosed, since September 30, 2003, neither Hawthorne nor any of its Subsidiaries has incurred any liability other than in the ordinary course of business consistent with past practice (excluding the incurrence of expenses related to this Agreement and the Transaction).

(iii) (A) Since September 30, 2003, (A) Hawthorne and its Subsidiaries have conducted their respective businesses in the ordinary and usual course consistent with past practice (excluding the incurrence of expenses related to this Agreement and the Transaction), (B) except as Previously Disclosed, neither Hawthorne nor any of its Subsidiaries has taken nor permitted or entered into any contract with respect to, or otherwise agreed or committed to do or take, any of the actions set forth in Sections 4.01(d), (f), (g), (h), (j), (k) and (n) hereof between September 30, 2003 and the date hereof, (C) except as Previously Disclosed, neither Hawthorne nor any of its Subsidiaries has taken or permitted or entered into any contract with respect to, or otherwise agreed or committed to do or take, any of the action set forth in Sections 4.01(e), (i), (l), (m), (p), (q) and (r) between January 1, 2004 and the date hereof and (D) since September 30, 2003, no event has occurred or circumstance arisen that, individually or taken together with all other facts, circumstances and events (described in any paragraph of this Section 5.03 or otherwise), is reasonably likely to have a Material Adverse Effect with respect to Hawthorne.

(iv) No agreement pursuant to which any loans or other assets have been or shall be sold by Hawthorne or its Subsidiaries entitled the buyer of such loans or other assets, unless there is material breach of a representation or covenant by Hawthorne or its Subsidiaries, to cause Hawthorne or its Subsidiaries to repurchase such loan or other asset or the buyer to pursue any other form of recourse against Hawthorne or its Subsidiaries. Except as disclosed in Hawthorne’s Securities Documents filed prior to the date hereof or as Previously Disclosed, since December 31, 2000, no cash, stock or other dividend or any other distribution with respect to the capital stock of Hawthorne or any of its Subsidiaries has been declared, set aside or paid. Except as disclosed in Hawthorne’s Securities Documents filed prior to the date hereof or as Previously Disclosed, no shares of capital stock of Hawthorne have been purchased, redeemed or otherwise acquired, directly or indirectly, by Hawthorne since September 30, 2003, and no agreements have been made to do the foregoing.

(v) Hawthorne maintains disclosure controls and procedures required by Rule 13a-15 or 15d-15 under the Exchange Act; such controls and procedures are effective to ensure that all material information concerning Hawthorne and its Subsidiaries is made known on a timely basis to the individuals responsible for the preparation of Hawthorne’s Securities Documents and other public disclosure documents. The Chief Executive Officer and the Chief Financial Officer of Hawthorne have signed, and Hawthorne has furnished to the SEC, all certifications required by Rule 13a-14 or 15d-14 under the Exchange Act or 18 U.S.C. § 1350; such certifications contain no qualifications or exceptions to the matters certified therein and have not been modified or withdrawn; and neither Hawthorne nor any of its officers has received notice from any Governmental Authorities questioning or challenging the accuracy, completeness, form or manner of filing or submission of such certifications.

(h) Litigation. No litigation, claim or other proceeding before any court or governmental agency is pending against Hawthorne or any of its Subsidiaries and, to Hawthorne’s knowledge, no such litigation, claim or other proceeding has been threatened and there are no facts which could reasonably give rise to such litigation, claim or other proceeding. Neither Hawthorne nor any of its Subsidiaries is a party to any order, judgment or decree that has or could reasonably be expected to have a Material Adverse Effect with respect to Hawthorne.

(i) Regulatory Matters.

(i) Neither Hawthorne nor any of its Subsidiaries nor any of their respective properties is a party to or is subject to any order, decree, agreement, memorandum of understanding or similar arrangement with, or a commitment letter or similar submission to, or extraordinary supervisory letter from, any Bank Regulatory Authority or any federal or state governmental agency or authority charged with the supervision or regulation of issuers of securities or the supervision or regulation of it (collectively, the “Hawthorne Regulatory Authorities”). Hawthorne and its Subsidiaries have paid all assessments made or imposed by any Hawthorne Regulatory Authority.

(ii) Neither Hawthorne nor any of its Subsidiaries has been advised by, nor does it have any knowledge of facts which could give rise to an advisory notice by, any Hawthorne Regulatory Authority that such Hawthorne Regulatory Authority is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, decree, agreement, memorandum of understanding, commitment letter, supervisory letter or similar submission.

(j) Compliance With Laws. Each of Hawthorne and its Subsidiaries:

(i) is in material compliance with all applicable federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable thereto or to the employees conducting such businesses, including, without limitation, Sections 23A and 23B of the Federal Reserve Act and OTS regulations pursuant thereto, the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act, the Home Mortgage Disclosure Act, the Bank Secrecy Act and all other applicable fair lending laws and other laws relating to discriminatory business practices;

(ii) has all permits, licenses, authorizations, orders and approvals of, and has made all filings, applications and registrations with, all Governmental Authorities that are required in order to permit it to own or lease its properties and to conduct its business as presently conducted; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect and, to Hawthorne’s knowledge, no suspension or cancellation of any of them is threatened; and

(iii) has received, since December 31, 2000, no notification or communication from any Governmental Authority (A) asserting that Hawthorne or any of its Subsidiaries is not in compliance with any of the statutes, regulations or ordinances which such Governmental Authority enforces or (B) threatening to revoke any license, franchise, permit or governmental authorization (nor, to Hawthorne’s knowledge, do any grounds for any of the foregoing exist).

(k) Material Contracts; Defaults.

(i) Except for documents listed as exhibits to Hawthorne’s Securities Documents or as Previously Disclosed, neither Hawthorne nor any of its Subsidiaries is a party to, bound by or subject to any agreement, contract, arrangement, commitment or understanding (whether written or oral) (i) with respect to the employment of any of its directors, officers, employees or consultants, (ii) which would entitle any present or former director, officer, employee or agent of Hawthorne or any of its Subsidiaries to indemnification from Hawthorne or any of its Subsidiaries, (iii) which is a material contract (as defined in Item 601(b)(10) of Regulation S-K of the SEC), (iv) which is a consulting agreement (including data processing, software programming and licensing contracts) not terminable on 60 days or less notice and involving the payment of more than $50,000 per annum or (v) which materially restricts the conduct of any business by Hawthorne or by any of its Subsidiaries (collectively, “Material Contracts”). Hawthorne has Previously Disclosed and made available to Parent true and correct copies of each such Material Contract.

(ii) Neither Hawthorne nor any of its Subsidiaries is in material default under any contract, agreement, commitment, arrangement, lease, insurance policy or other instrument to which it is a party, by which its assets, business, or operations may be bound or affected, or under which it or its respective assets, business, or operations receives benefits, and there has not occurred any event that, with the lapse of time or the giving of notice or both, would constitute such a default. Except as provided in this Agreement, no power of attorney or similar authorization given directly or indirectly by Hawthorne or any of its Subsidiaries is currently outstanding.

(l) No Brokers. No action has been taken by Hawthorne or any of its Subsidiaries that would give rise to any valid claim against any party hereto for a brokerage commission, finder’s fee or other like payment with respect to the Transaction, excluding a Previously Disclosed fee to be paid to Sandler O’Neill & Partners, L.P.

(m) Employee Benefit Plans.

(i) All benefit and compensation plans, contracts, policies or arrangements covering current or former employees of Hawthorne and its Subsidiaries (the “Employees”) and current or former directors of Hawthorne and its Subsidiaries including, but not limited to, “employee benefit plans” within the meaning of Section 3(3) of ERISA, and deferred compensation, stock option, stock purchase, stock appreciation rights, stock based, incentive and bonus plans (the “Benefit Plans”), have been Previously Disclosed to Parent. True and complete copies of (A) all Benefit Plans including, but not limited to, any trust instruments and insurance contracts forming a part of any Benefit Plans and all amendments thereto; (B) the most recent annual report (Form 5500), together with all schedules, as required, filed with the Internal Revenue Service (“IRS”) or Department of Labor (the “DOL”), as applicable, and any financial statements and opinions required by Section 103(e)(3) of ERISA with respect to each Benefit Plan; (C) for each Benefit Plan which is a “top-hat” plan, a copy of filings with the DOL; (D) the most recent determination letter issued by the IRS for each Benefit Plan that is intended to be “qualified” under Section 401(a) of the Code; (E) the most recent summary plan description and any summary of material modifications, as required, for each Benefit Plan; (F) the most recent actuarial report, if any relating to each Benefit Plan; (G) the most recent actuarial valuation, study or estimate of any retiree medical and life insurance benefits plan or supplemental retirement benefits plan; and (H) the most recent summary annual report for each Benefit Plan required to provide summary annual reports by Section 104 of ERISA, have been provided or made available to Parent.

(ii) Each Benefit Plan has been administered to date in all material respects in accordance with the applicable provisions of ERISA, the Code and applicable law and with the terms and provisions of all documents, contracts or agreements pursuant to which such Benefit Plan is maintained. Each Benefit Plan which is an “employee pension benefit plan” within the meaning of Section 3(2) of ERISA (a “Pension Plan”) and which is intended to be qualified under Section 401(a) of the Code, has received a favorable determination letter from the Internal Revenue Service, and Hawthorne is not aware of any circumstances likely to result in revocation of any such favorable determination letter or the loss of the qualification of such Pension Plan under Section 401(a) of the Code. Neither Hawthorne nor any of its Subsidiaries has received any correspondence or written or verbal notice from the IRS, DOL, any other governmental agency, any participant in or beneficiary of, a Benefit Plan, or any agent representing any of the foregoing that brings into question the qualification of any such Benefit Plan. There is no material pending or, to Hawthorne’s knowledge, threatened litigation relating to the Benefit Plans. Neither Hawthorne nor any of its Subsidiaries has engaged in a transaction with respect to any Benefit Plan or Pension Plan that, assuming the taxable period of such transaction expired as of the date hereof, could subject Hawthorne or any of its Subsidiaries to a tax or penalty imposed by either Section 4975 of the Code or Section 502(i) of ERISA in an amount which would be material. There are no matters pending before the IRS, DOL or other governmental agency with respect to any Benefit Plan.

(iii) No liability under Subtitle C or D of Title IV of ERISA has been or is expected to be incurred by Hawthorne or any of its Subsidiaries with respect to any ongoing, frozen or terminated “single-employer plan,” within the meaning of Section 4001(a)(15) of ERISA, currently or formerly maintained by any of them or the single-employer plan of any entity which is considered one employer with Hawthorne under Section 4001 of ERISA or Section 414 of the Code (an “ERISA Affiliate”). Neither Hawthorne nor any of its Subsidiaries has incurred, and neither expects to incur, any withdrawal liability with respect to a multiemployer plan under Subtitle E of Title IV of ERISA (regardless of whether based on contributions of an ERISA Affiliate). No notice of a “reportable event,” within the meaning of Section 4043 of ERISA for which the 30-day reporting requirement has not been waived, has been required to be filed for any Pension Plan or by any ERISA Affiliate within the l2-month period ending on the date hereof or will be required to be filed in connection with the Transaction.

(iv) All contributions required to be made under the terms of any Benefit Plan have been timely made or have been reflected on the financial statements of Hawthorne included in Hawthorne’s Securities Documents. Neither any Pension Plan nor any single-employer plan of an ERISA Affiliate has an “accumulated funding deficiency” (whether or not waived) within the meaning of Section 412 of the Code or Section 302 of ERISA and no ERISA Affiliate has an outstanding funding waiver. Except as Previously Disclosed, neither Hawthorne nor any of its Subsidiaries has provided, or is required to provide, security to any Pension Plan or to any single-employer plan of an ERISA Affiliate pursuant to Section 401(a)(29) of the Code.

(v) Except as Previously Disclosed, neither Hawthorne nor any of its Subsidiaries has any obligations for retiree health and life benefits under any Benefit Plan, other than coverage as may be required under Section 4980B of the Code or Part 6 of Title I of ERISA, or under the continuation of coverage provisions of the laws of any state or locality. Hawthorne or any of its Subsidiaries may amend or terminate any such Benefit Plan in accordance with and to the extent permitted by their terms at any time without incurring any liability thereunder. No event or condition exists with respect to a Benefit Plan that could subject Hawthorne to a material tax under Section 4980B of the Code.

(vi) None of the execution of this Agreement, shareholder approval of this Agreement or consummation of the Transaction will except as Previously Disclosed, (A) entitle any employees of Hawthorne or any of its Subsidiaries to severance pay or any increase in severance pay upon any termination of employment after the date hereof, (B) accelerate the time of payment or vesting or trigger any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable or trigger any other material obligation pursuant to, any of the Benefit Plans, (C) result in any breach or violation of, or a default under, any of the Benefit Plans or (D) result in any payment that would be a “parachute payment” to a “disqualified individual” as those terms are defined in Section 280G of the Code, without regard to whether such payment is reasonable compensation for personal services performed or to be performed in the future.

(vii) All required reports and descriptions (including but not limited to Form 5500 annual reports and required attachments, Forms 1099-R, summary annual reports, Forms PBGC-1 and summary plan descriptions) have been filed or distributed appropriately with respect to each Benefit Plan. All required tax filings with respect to each Benefit Plan have been made, and any taxes due in connection with such filings have been paid.

(n) Labor Matters. Neither Hawthorne nor any of its Subsidiaries is a party to or is bound by any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization, nor is Hawthorne or any of its Subsidiaries the subject of a proceeding asserting that it has committed an unfair labor practice (within the meaning of the National Labor Relations Act) or seeking to compel Hawthorne or any of its Subsidiaries to bargain with any labor organization as to wages or conditions of employment, nor is there any strike or other labor dispute involving it or any of its Subsidiaries pending or, to Hawthorne’s knowledge, threatened, nor is Hawthorne or any of its Subsidiaries aware of any activity involving its employees seeking to certify a collective bargaining unit or engaging in other organizational activity.

(o) Environmental Matters.

(i) Hawthorne and its Subsidiaries are in compliance with applicable Environmental Laws; (ii) except as Previously Disclosed, to Hawthorne’s knowledge, no real property (including buildings or other structures) currently or formerly owned or operated by Hawthorne or any of its Subsidiaries, or any property in which Hawthorne or any of its Subsidiaries has held a security interest, Lien or a fiduciary or management role (“Hawthorne Loan Property”), has been contaminated with, or has had any release of, any Hazardous Substance except in compliance with Environmental Laws; (iii) neither Hawthorne nor any of its Subsidiaries could be deemed the owner or operator of, nor has it participated in the management regarding Hazardous Substances of, any Hawthorne Loan Property which has been contaminated with, or has had any release of, any Hazardous Substance; (iv) neither Hawthorne nor any of its Subsidiaries has any liability for any Hazardous Substance disposal or contamination on any third party property; (v) neither Hawthorne nor any of its Subsidiaries has received any notice, demand letter, claim or request for information alleging any violation of, or liability under, any Environmental Law; (vi) neither Hawthorne nor any of its Subsidiaries is subject to any order, decree, injunction or other agreement with any Governmental Authority or any third party relating to any Environmental Law; (vii) except as Previously Disclosed, to Hawthorne’s knowledge, there are no circumstances or conditions (including the presence of asbestos, underground storage tanks, lead products, polychlorinated biphenyls, prior manufacturing operations, dry-cleaning, or automotive services)

involving Hawthorne or any of its Subsidiaries, any currently or formerly owned or operated property, or any Hawthorne Loan Property, that could reasonably be expected to result in any claims, liability or investigations against Hawthorne or any of its Subsidiaries, result in any restrictions on the ownership, use, or transfer of any property pursuant to any Environmental Law, or adversely affect the value of any Hawthorne Loan Property; and (viii) Hawthorne has Previously Disclosed and made available to Parent copies of all environmental reports or studies, sampling data, correspondence and filings in its possession or reasonably available to it relating to Hawthorne, its Subsidiaries and any currently owned or operated property.

As used herein, the term “Environmental Laws” means any federal, state or local law, regulation, order, decree, permit, authorization, opinion or agency requirement relating to: (A) the protection or restoration of the environment, health, safety, or natural resources, (B) the handling, use, presence, disposal, release or threatened release of any Hazardous Substance or (C) wetlands, indoor air, pollution, contamination or any injury or threat of injury to persons or property in connection with any Hazardous Substance; and the term “Hazardous Substance” means any substance that is: (A) listed, classified or regulated pursuant to any Environmental Law, (B) any petroleum product or by-product, asbestos-containing material, lead-containing paint or plumbing, polychlorinated biphenyls, radioactive materials or radon or (C) any other substance which is the subject of regulatory action by any Governmental Authority in connection with any Environmental Law.

(p) Tax Matters.

(i) (A) All Tax Returns that are required to be filed on or before the Effective Date (taking into account any extensions of time within which to file which have not expired) by or with respect to the Hawthorne Group, including Hawthorne and its Subsidiaries, have been or will be timely filed on or before the Effective Date, (B) all such Tax Returns are or will be true and complete in all material respects, (C) all Taxes shown to be due on the Tax Returns referred to in clause (A) have been or will be timely paid in full, (D) the Tax Returns referred to in clause (A) have not been examined by the IRS or the appropriate Tax authority, the Hawthorne Group has not extended the statute of limitations for any such Tax Returns and the period for assessment of the Taxes in respect of which such Tax Returns were required to be filed has expired, (E) all deficiencies asserted or assessments made as a result of examinations conducted by any taxing authority have been paid in full, (F) no issues that have been raised by the relevant taxing authority in connection with the examination of any of the Tax Returns referred to in clause (A) are currently pending and (G) no member of the Hawthorne Group has extended any statutes of limitation with respect to any Taxes of Hawthorne.

(ii) Hawthorne has made available to Parent true and correct copies of the United States federal income Tax Returns filed by Hawthorne for each of the three most recent fiscal years for which such returns have been filed.

(iii) Neither Hawthorne nor any of its Subsidiaries has any liability with respect to income, franchise or similar Taxes that accrued on or before the end of the most recent period covered by Hawthorne’s Securities Documents filed prior to the date hereof in excess of the amounts accrued or subject to a reserve with respect thereto that are reflected in the financial statements included in Hawthorne’s Securities Documents filed on or prior to the date hereof.

(iv) Neither Hawthorne nor any of its Subsidiaries is a party to any Tax allocation or sharing agreement, is or has been a member of an affiliated group filing consolidated or combined Tax Returns (other than a group the common parent of which is or was Hawthorne) or otherwise has any liability for the Taxes of any Person (other than a member of the Hawthorne Group).

(v) No closing agreements, private letter rulings, technical advice memoranda or similar agreements or rulings have been entered into or issued by any taxing authority with respect to Hawthorne and its Subsidiaries.

(vi) Neither Hawthorne nor any of its Subsidiaries maintains any compensation plans, programs or arrangements the payments under which would not reasonably be expected to be deductible as a result of the limitations under Section 162(m) of the Code and the regulations issued thereunder.

(vii) As of the date hereof, Hawthorne has no reason to believe that any conditions exist that might prevent or impede the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

(viii) (A) No Tax is required to be withheld pursuant to Section 1445 of the Code as a result of the Transaction and (B) all Taxes that Hawthorne or any of its Subsidiaries is or was required by law to withhold or collect have been duly withheld or collected and, to the extent required by applicable law, have been paid to the proper Governmental Authority or other Person.

(q) Risk Management Instruments. Neither Hawthorne nor any of its Subsidiaries is a party or has agreed to enter into an exchange traded or over-the-counter equity, interest rate, foreign exchange or other swap, forward, future, option, cap, floor or collar or any other contract that is not included on Hawthorne’s consolidated statement of financial condition and is a derivatives contract (including various combinations thereof) (each, a “Derivatives Contract”) nor does Hawthorne or any of its Subsidiaries own securities that (i) are referred to generically as “structured notes,” “high risk mortgage derivatives,” “capped floating rate notes” or “capped floating rate mortgage derivatives” or (ii) are likely to have changes in value as a result of interest or exchange rate changes that significantly exceed normal changes in value attributable to interest or exchange rate changes.

(r) Loans; Nonperforming and Classified Assets.

(i) Each Loan on the books and records of Hawthorne and its Subsidiaries was made and has been serviced in all material respects in accordance with their customary lending standards in the ordinary course of business, is evidenced in all material respects by appropriate and sufficient documentation and, to the knowledge of Hawthorne, constitutes the legal, valid and binding obligation of the obligor named therein, subject to bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditor’s rights or by general equity principles.

(ii) Hawthorne has Previously Disclosed as to Hawthorne and each Hawthorne Subsidiary as of the latest practicable date prior to the date of this Agreement: (A) any written or, to Hawthorne’s knowledge, oral Loan under the terms of which the obligor is 60 or more days delinquent in payment of principal or interest, or to Hawthorne’s knowledge, in default of any other material provision thereof; (B) each Loan which has been classified as “substandard,” “doubtful,” “loss” or “special mention” (or words of similar import) by Hawthorne, a Hawthorne Subsidiary or an applicable regulatory authority (it being understood that no representation is being made that the OTS would agree with the loan classifications established by Hawthorne or any of the Hawthorne Subsidiaries); (C) a listing of the OREO acquired by foreclosure or by deed-in-lieu thereof, including the book value thereof; and (D) each Loan with any director, executive officer or five percent or greater shareholder of Hawthorne or a Hawthorne Subsidiary, or to the knowledge of Hawthorne, any Person controlling, controlled by or under common control with any of the foregoing.

(s) Properties. All real and personal property owned by Hawthorne or a Subsidiary of Hawthorne or presently used by any of them in their respective business is in an adequate condition (ordinary wear and tear excepted) and is sufficient to carry on its business in the ordinary course of business consistent with its past practices. Hawthorne has good and marketable title free and clear of all Liens to all of the material properties and assets, real and personal, reflected on the consolidated statement of financial condition of Hawthorne as of September 30, 2003 included in Hawthorne’s Securities Documents or acquired after such date, other than properties sold by Hawthorne in the ordinary course of business, except (i) Liens for current taxes and assessments not yet due or payable (ii) pledges to secure deposits and other Liens incurred in the ordinary course of its banking business, (iii) such imperfections of title, easements and encumbrances, if any, as are not material in character, amount or extent and (iv) as reflected on the consolidated statement of financial condition of Hawthorne as of September 30, 2003 included in Hawthorne’s Securities Documents. Except as Previously Disclosed, all real and personal property which is material to Hawthorne’s business on a consolidated basis and leased or licensed by Hawthorne or a Subsidiary of Hawthorne is held pursuant to leases or licenses which are valid and enforceable in accordance with their respective terms and such leases will not terminate or lapse prior to the Effective Time.

(t) Intellectual Property. Hawthorne and each Subsidiary of Hawthorne owns or possesses valid and binding licenses and other rights to use without payment of any material amount all material patents, copyrights, trade secrets, trade names, service marks and trademarks used in its businesses, all of which have been Previously Disclosed by Hawthorne, and none of Hawthorne or any of its Subsidiaries has received any notice of conflict with respect thereto that asserts the right of others. Hawthorne and each of its Subsidiaries have performed in all material respects all the obligations required to be performed by them and are not in default under any contract, agreement, arrangement or commitment relating to any of the foregoing.

(u) Fiduciary Accounts. Hawthorne and each of its Subsidiaries has properly administered all accounts for which it acts as a fiduciary, including but not limited to accounts for which it serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment advisor, in accordance with the terms of the governing documents and applicable laws and regulations. Neither Hawthorne nor any of its Subsidiaries, nor any of their respective directors, officers or employees, has committed any breach of trust with respect to any fiduciary account and the records for each such fiduciary account are true and correct and accurately reflect the assets of such fiduciary account.

(v) Books and Records. The books and records of Hawthorne and its Subsidiaries have been fully, properly and accurately maintained in material compliance with applicable legal and accounting requirements, and such books and records accurately reflect in all material respects all dealings and transactions in respect of the business, assets, liabilities and affairs of Hawthorne.

(w) Insurance. Hawthorne has Previously Disclosed all of the material insurance policies, binders, or bonds currently maintained by Hawthorne and its Subsidiaries (“Insurance Policies”). Hawthorne and its Subsidiaries are insured with reputable insurers against such risks and in such amounts as the management of Hawthorne reasonably has determined to be prudent in accordance with industry practices. All the Insurance Policies are in full force and effect; Hawthorne and its Subsidiaries are not in material default thereunder; and all claims thereunder have been filed in due and timely fashion.

(x) Allowance For Loan Losses. Hawthorne’s allowance for loan losses is in compliance with Hawthorne’s methodology at the time of the representation for determining the adequacy of its allowance for loan losses as well as the standards established by applicable Governmental Authorities and the Financial Accounting Standards Board and is adequate under all such standards.

(y) Required Vote; Antitakeover Provisions.

(i) The affirmative vote of the holders of a majority of the issued and outstanding shares of Hawthorne Common Stock is necessary to approve this Agreement and the Merger on behalf of Hawthorne. No other vote of the stockholders of Hawthorne is required by law, the Hawthorne Certificate, the Hawthorne Bylaws or otherwise to approve this Agreement and the Merger.

(ii) Based on the representation and warranty of Parent contained in Section 5.04(m), no “control share acquisition,” “business combination moratorium,” “fair price” or other form of antitakeover statute or regulation is applicable to this Agreement or the Transaction, including without limitation, Section 203 of the DGCL.

(z) Fairness Opinion. The Hawthorne Board has received the written opinion of Sandler O’Neill & Partners, L.P. to the effect that as of the date hereof the Exchange Ratio is fair to the holders of Hawthorne Common Stock from a financial point of view.

(aa) Transactions in Securities.

(i) All offers and sales of Hawthorne Common Stock by Hawthorne were at all relevant times exempt from or complied with the registration requirements of the Securities Act.

(ii) Neither Hawthorne, none of Hawthorne’s Subsidiaries nor, to Hawthorne’s knowledge, (a) any director or executive officer of Hawthorne, (b) any person related to any such director or officer by blood, marriage or adoption and residing in the same household and (c) any person who has been knowingly provided material nonpublic information by any one or more of these persons, has purchased or sold, or caused to be purchased or sold, any shares of Hawthorne Common Stock or other securities issued by Hawthorne (i) during any period when Hawthorne or such person was in possession of material nonpublic information or (ii) in violation of any applicable provision of the Exchange Act or the rules and regulations of the SEC thereunder.

(bb) Registration Obligation. Except for the Registration Rights Agreement, neither Hawthorne nor Hawthorne’s Subsidiaries is under any obligation, contingent or otherwise, to register any of their respective securities under the Securities Act.

(cc) No Agreements on Directorships. Except as Previously Disclosed, neither Hawthorne, any Subsidiary of Hawthorne nor any Hawthorne Affiliate has entered into any agreement which obligates Hawthorne or Hawthorne Bank to elect any individual to serve on the Hawthorne Board or the Hawthorne Bank Board, and as of the date hereof, there are no obligations or commitments on the part of Hawthorne, Hawthorne Bank or any Hawthorne Affiliate to elect any individual to serve on the Hawthorne Board or the Hawthorne Bank Board.

(dd) Disclosure. The representations and warranties contained in this Section 5.03, when considered as a whole, do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements and information contained in this Section 5.03 not misleading.

5.04 Representations and Warranties of Parent. Subject to Sections 5.01 and 5.02, Parent hereby represents and warrants to Hawthorne as follows:

(a) Organization, Standing and Authority. Parent is duly organized, validly existing and in good standing under the laws of the State of Nevada. Parent is duly qualified to do business and is in good standing in each jurisdiction where its ownership or leasing of property or assets or the conduct of its business requires it to be so qualified. Parent has in effect all federal, state, local and foreign governmental authorizations necessary for it to own or lease its properties and assets and to carry on its business as it is now conducted.

(b) Parent Stock.

(i) As of the date hereof, the authorized capital stock of Parent consists solely of 100,000,000 shares of Parent Common Stock, of which 22,472,279 shares were issued and outstanding as of the date hereof, and 100,000,000 shares of Parent Preferred Stock, of which no shares were issued and outstanding as of the date hereof. The outstanding shares of Parent Common Stock have been duly authorized and validly issued and are fully paid and non-assessable, and none of the shares of Parent Common Stock have been issued in violation of the preemptive rights of any Person. As of the date hereof, there are no Rights authorized, issued or outstanding with respect to the capital stock of Parent, except for shares of Parent Common Stock issuable pursuant to the Parent Benefits Plans and by virtue of this Agreement.

(ii) The shares of Parent Common Stock to be issued in exchange for shares of Hawthorne Common Stock in the Merger, when issued in accordance with the terms of this Agreement, will be duly authorized, validly issued, fully paid and nonassessable and the issuance thereof is not subject to any preemptive right.

(c) Subsidiaries.

(i) Each of Parent’s Subsidiaries has been duly organized and is validly existing in good standing under the laws of the jurisdiction of its organization, and is duly qualified to do business and is in good standing in the jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so qualified. Parent Bank is duly licensed by the OTS and its deposits are insured by the SAIF in the manner and to the maximum extent provided by law.

(ii) As of the date hereof, (A) except as set forth in Schedule 5.04(c) of Parent’s Disclosure Schedule, Parent owns, directly or indirectly, all the issued and outstanding equity securities of each of its Subsidiaries, (B) no equity securities of any of Parent’s Subsidiaries are or may become required to be issued (other than to Parent) by reason of any Right or otherwise, (C) there are no contracts, commitments, understandings or arrangements by which Parent’s Subsidiaries are or may be bound to sell or otherwise transfer any of its equity securities (other than to Parent or any of its wholly owned Subsidiaries) and (D) there are no contracts, commitments, understandings, or arrangements relating to Parent’s right to vote or to dispose of such securities.

(d) Corporate Power. Each of Parent and its Subsidiaries has the corporate power and authority to carry on its business as it is now being conducted and to own all its properties and assets. Parent has the corporate power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the Transaction, subject to the receipt of all necessary approvals of Governmental Authorities and the approval of Parent’s stockholders of this Agreement.

(e) Corporate Authority. Subject to approval of the issuance of Parent Common Stock in the Merger by a majority of the votes cast at the Parent Meeting, this Agreement and the Transaction have been authorized by all necessary corporate action of Parent and the Parent Board. This Agreement has been duly executed and delivered by Parent and, assuming due authorization, execution and delivery by Hawthorne, this Agreement is a valid and legally binding agreement of Parent enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or by general equity principles).

(f) Regulatory Approvals; No Defaults.

(i) No consents or approvals of, or waivers by, or filings or registrations with, any Governmental Authority or with any third party are required to be made or obtained by Parent or any of its Subsidiaries in connection with the execution, delivery or performance by Parent and Parent Bank of this Agreement and the Bank Merger Agreement, respectively, or to consummate the Transaction, except as Previously Disclosed, and except for (A) filings of applications or notices with and approvals or waivers by the OTS, (B) filings with the SEC and state securities authorities, as applicable, in connection with the submission of this Agreement for the approval of the respective holders of Hawthorne Common Stock and Parent Common Stock and the issuance of Parent Common Stock in the Merger, (C) the approval of the listing on Nasdaq of the Parent Common Stock to be issued in the Merger, (D) the filing of a Certificate of Merger with the Secretary of State of the State of Delaware pursuant to the DGCL with respect to the Merger and Articles of Merger with the Secretary of State of the State of Nevada pursuant to the NGCL with respect to the Acquisition Sub Merger (“Articles of Merger”) and (E) the approval of the issuance of Parent Common Stock in the Merger by the holders of the outstanding shares of Parent Common Stock. As of the date hereof, Parent is not aware of any reason why the approvals set forth above and referred to in Section 7.01(b) will not be received in a timely manner and without the imposition of a condition, restriction or requirement of the type described in Section 7.01(b).

(ii) Subject to receipt, or the making, of the consents, approvals, waivers and filings referred to in the preceding paragraph and expiration of the related waiting periods, the execution, delivery and performance of this Agreement and the Bank Merger Agreement by Parent and Parent Bank,

respectively, and the consummation of the Transaction do not and will not (A) constitute a breach or violation of, or a default under, or give rise to any Lien, any acceleration of remedies or any right of termination under, any law, rule or regulation or any judgment, decree, order, governmental permit or license, or agreement, indenture or instrument of Parent or of any of its Subsidiaries or to which Parent or any of its Subsidiaries or properties is subject or bound, (B) constitute a breach or violation of, or a default under, the articles of incorporation or bylaws (or similar governing documents) of Parent or any of its Subsidiaries or (C) require any consent or approval under any such law, rule, regulation, judgment, decree, order, governmental permit or license, agreement, indenture or instrument.

(g) Financial Reports and Securities Documents; Material Adverse Effect.

(i) Parent’s Annual Report on Form 10-K for the year ended December 31, 2002 and all other reports, registration statements, definitive proxy statements or information statements filed or to be filed by it subsequent to December 31, 2002 under the Securities Act, or under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act in the form filed or to be filed (collectively, Parent’s “Securities Documents”) with the SEC, as of the date filed or to be filed, (A) complied or will comply in all material respects as to form with the applicable requirements under the Securities Act or the Exchange Act, as the case may be and (B) did not and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, except that information as of a later date shall be deemed to modify information as of an earlier date; and each of the consolidated statements of financial condition contained in or incorporated by reference into any such Securities Document (including the related notes and schedules thereto) fairly presents, or will fairly present, the consolidated financial position of Parent and its Subsidiaries as of its date, and each of the consolidated statements of operations, stockholders’ equity and comprehensive income and cash flows or equivalent statements in such Securities Documents (including any related notes and schedules thereto) fairly presents, or will fairly present, the consolidated results of operations, changes in stockholders’ equity and cash flows, as the case may be, of Parent and its Subsidiaries for the periods to which they relate, in each case in accordance with GAAP consistently applied during the periods involved, except in each case as may be noted therein.

(ii) Except as Previously Disclosed, since September 30, 2003, neither Parent nor any of its Subsidiaries has incurred any liability other than in the ordinary course of business consistent with past practice (excluding the incurrence of expenses related to this Agreement and the Transaction)

(iii) Since September 30, 2003, (A) Parent and its Subsidiaries have conducted their respective businesses in the ordinary and usual course consistent with past practice (excluding the incurrence of expenses related to this Agreement and the Transaction), (B) except as Previously Disclosed, neither Parent nor any of its Subsidiaries has taken nor permitted any of the actions set forth in Section 4.02 hereof between September 30, 2003 and the date hereof and (C) no event has occurred or circumstance arisen that, individually or taken together with all other facts, circumstances and events (described in any paragraph of this Section 5.04 or otherwise), is reasonably likely to have a Material Adverse Effect with respect to Parent.

(iv) Parent maintains disclosure controls and procedures required by Rule 13a-15 or 15d-15 under the Exchange Act; such controls and procedures are effective to ensure that all material information concerning Parent and its Subsidiaries is made known on a timely basis to the individuals responsible for the preparation of Parent’s Securities Documents and other public disclosure documents. The Chief Executive Officer and the Chief Financial Officer of Parent have signed, and Parent has furnished to the SEC, all certifications required by Rule 13a-14 or 15d-14 under the Exchange Act or 18 U.S.C. § 1350; such certifications contain no qualifications or exceptions to the matters certified therein and have not been modified or withdrawn; and neither Parent nor any of its officers has received notice from any Governmental Authorities questioning or challenging the accuracy, completeness, form or manner of filing or submission of such certifications.

(h) Litigation. No litigation, claim or other proceeding before any court or governmental agency is pending against Parent or its Subsidiaries and, to Parent’s knowledge, no such litigation, claim or other proceeding has been threatened and there are no facts which could reasonably give rise to such litigation, claim or other proceeding. Neither Parent nor any of its Subsidiaries is a party to any order, judgment or decree that has or could reasonably be expected to have a Material Adverse Effect with respect to Parent.

(i) Regulatory Matters.

(i) Neither Parent nor any of its Subsidiaries nor any of any of their respective properties is a party to or is subject to any order, decree, agreement, memorandum of understanding or similar arrangement with, or a commitment letter or similar submission to, or extraordinary supervisory letter from, any federal or state governmental agency or authority charged with the supervision or regulation of financial institutions or issuers of securities or engaged in the insurance of deposits or the supervision or regulation of it (collectively, the “Parent Regulatory Authorities”). Parent and its Subsidiaries have paid all assessments made or imposed by any Parent Regulatory Authority.

(ii) Neither Parent nor any its Subsidiaries has been advised by, and does not have any knowledge of facts which could give rise to an advisory notice by, any Parent Regulatory Authority that such Parent Regulatory Authority is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, decree, agreement, memorandum of understanding, commitment letter, supervisory letter or similar submission.

(j) Compliance With Laws. Each of Parent and its Subsidiaries:

(i) is in material compliance with all applicable federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable thereto or to the employees conducting such businesses, including, without limitation, Sections 23A and 23B of the Federal Reserve Act and OTS regulations pursuant thereto, the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act, the Home Mortgage Disclosure Act, the Bank Secrecy Act and all other applicable fair lending laws and other laws relating to discriminatory business practices;

(ii) has all permits, licenses, authorizations, orders and approvals of, and has made all filings, applications and registrations with, all Governmental Authorities that are required in order to permit them to own or lease their properties and to conduct their businesses as presently conducted; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect and, to Parent’s knowledge, no suspension or cancellation of any of them is threatened; and

(iii) has received, since December 31, 2000, no notification or communication from any Governmental Authority (A) asserting that Parent or any of its Subsidiaries is not in compliance with any of the statutes, regulations or ordinances which such Governmental Authority enforces or (B) threatening to revoke any license, franchise, permit or governmental authorization (nor, to Parent’s knowledge, do any grounds for any of the foregoing exist).

(k) No Brokers. No action has been taken by Parent or its Subsidiaries that would give rise to any valid claim against any party hereto for a brokerage commission, finder’s fee or other like payment with respect to the Transaction, except a fee to be paid to Credit Suisse First Boston LLC.

(l) Tax Matters. As of the date hereof, Parent does not have any reason to believe that any conditions exist that might prevent or impede the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

(m) Risk Management Instruments. Neither Parent nor any of its Subsidiaries is a party or has agreed to enter into any Derivatives Contract that is not included on Parent’s consolidated statement of financial condition nor does Parent or any of its Subsidiaries own securities that (i) are referred to generically as “structured notes,” “high risk mortgage derivatives,” “capped floating rate notes” or “capped floating rate mortgage derivatives” or (ii) are likely to have changes in value as a result of interest or exchange rate changes that significantly exceed normal changes in value attributable to interest or exchange rate changes.

(n) Ownership of Hawthorne Common Stock. None of Parent or any of its Subsidiaries, or to Parent’s knowledge, any of its other affiliates or associates (as such terms are defined under the Exchange Act), owns beneficially or of record, directly or indirectly, or is a party to any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of, shares of Hawthorne Common Stock (other than shares held in a fiduciary capacity that are beneficially owned by third parties or as a result of debts previously contracted).

(o) Required Vote. The affirmative vote of the holders of a majority of the votes cast at the Parent Meeting is necessary to approve the issuance of the Parent Common Stock in the Merger on behalf of Parent. No other vote of the stockholders of Parent is required by law, the Parent Articles, the Parent Bylaws or otherwise to approve this Agreement and the Merger.

(p) Fairness Opinion. The Parent Board has received the written opinion of Credit Suisse First Boston LLC to the effect that as of the date hereof the Exchange Ratio to be paid by Parent is fair from a financial point of view to Parent.

(q) Disclosure. The representations and warranties contained in this Section 5.04, when considered as a whole, do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements and information contained in this Section 5.04 not misleading.

5.05 Representations and Warranties of Acquisition Sub. Subject to Sections 5.01 and 5.02, Acquisition Sub hereby represents and warrants to Hawthorne:

(a) Organization, Standing and Authority. Acquisition Sub is duly organized, validly existing and in good standing under the laws of the State of Delaware. Acquisition Sub is a wholly owned Subsidiary of Parent.

(b) Corporate Power. Acquisition Sub has the corporate power and authority to execute, deliver and perform its obligations under this Agreement and the Acquisition Sub Merger Agreement and to consummate the Merger and the Acquisition Sub Merger, subject to receipt of all necessary approvals of Governmental Authorities.

(c) Corporate Authority. This Agreement, the Merger, the Acquisition Sub Merger Agreement and the Acquisition Sub Merger have been authorized by all necessary corporate action of Acquisition Sub and the Board of Directors of Acquisition Sub on or prior to the date hereof. Acquisition Sub has duly executed and delivered this Agreement and, assuming due authorization, execution and delivery by Hawthorne, this Agreement is a valid and legally binding obligation of Acquisition Sub, enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or by general equity principles).

(d) No Business Activities. Acquisition Sub has not conducted any activities or operations other than in connection with the organization of Acquisition Sub, the negotiation and execution of this Agreement and the consummation of the Transaction. Acquisition Sub has no Subsidiaries.

ARTICLE VI

COVENANTS

6.01 Reasonable Best Efforts. Subject to the terms and conditions of this Agreement, each of Hawthorne, Parent and Acquisition Sub agrees to use its reasonable best efforts in good faith to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or desirable, or advisable under applicable laws, so as to permit consummation of the Transaction as promptly as practicable and otherwise to enable consummation of the Transaction, including the satisfaction of the conditions set forth in Article VII hereof, and shall cooperate fully with the other party hereto to that end.

6.02 Shareholder Approval.

(a) Hawthorne agrees to take, in accordance with applicable law and the Hawthorne Certificate and the Hawthorne Bylaws, all action necessary to convene as soon as reasonably practicable an annual or special meeting of its stockholders to consider and vote upon the approval of this Agreement and any other matters required to be approved by Hawthorne’s stockholders for consummation of the Transaction (including any adjournment or postponement, the “Hawthorne Meeting”). Except for the election of directors or other matters determined reasonably necessary by Hawthorne, no other matters shall be submitted for the approval of the Hawthorne stockholders at the Hawthorne Meeting. The Hawthorne Board shall at all times prior to and during such meeting recommend such approval and shall take all reasonable lawful action to solicit such approval by its stockholders; provided that nothing in this Agreement shall prevent the Hawthorne Board from withholding, withdrawing, amending or modifying its recommendation if the Hawthorne Board determines, after consultation with its outside counsel, that the failure to take such action would breach or would reasonably be expected to result in a breach of their fiduciary duties to the Hawthorne stockholders under applicable law.

(b) Parent agrees to take, in accordance with applicable law and the Parent Articles and Bylaws, all action necessary to convene as soon as reasonably practicable a meeting of its shareholders to consider and vote upon the approval of the issuance of the Parent Common Stock in the Merger and any other matters required to be approved by Parent’s stockholders for consummation of the Transaction (including any adjournment or postponement, the “Parent Meeting”). The Parent Board shall at all times prior to and during such meeting recommend such approval and shall take all reasonable lawful action to solicit such approval by its stockholders; provided that nothing in this Agreement shall prevent the Parent Board from withholding, withdrawing, amending or modifying its recommendation if the Parent Board determines, after consultation with its outside counsel, that the failure to take such action would breach or would reasonably be expected to result in a breach of their fiduciary duties to the Parent stockholders under applicable law.

6.03 Registration Statement.

(a) Parent agrees to prepare a registration statement on Form S-4 or other applicable form (the “Registration Statement”) to be filed by Parent with the SEC in connection with the issuance of Parent Common Stock in the Merger (including the joint proxy statement and prospectus and other proxy solicitation materials of Hawthorne and Parent constituting a part thereof (the “Proxy Statement”) and all related documents). Hawthorne shall prepare and furnish such information relating to it and its directors, officers and stockholders as may be reasonably required in connection with the above referenced documents based on its knowledge of and access to the information required for said documents, and Hawthorne, and its legal, financial and accounting advisors, shall have the right to review in advance such Registration Statement prior to its filing. Hawthorne agrees to cooperate with Parent and Parent’s counsel and accountants in requesting and obtaining appropriate opinions, consents and letters from its financial advisor and independent auditor in connection with the Registration Statement and the Proxy Statement. Provided that Hawthorne has cooperated as described above, Parent agrees to file, or cause to be filed, the Registration Statement and the Proxy Statement with the SEC as promptly as reasonably practicable. Each of Hawthorne and Parent agrees to use its reasonable best efforts to cause the Registration Statement to be declared effective under the Securities Act as promptly as reasonably practicable after the filing thereof. Parent also agrees to use its reasonable best efforts to obtain all necessary state securities law or “Blue Sky” permits and approvals required to carry out the transactions contemplated by this Agreement. After the Registration Statement is declared effective under the Securities Act, Hawthorne and Parent shall promptly mail at their respective expense the Proxy Statement to their respective stockholders.

(b) Each of Hawthorne and Parent agrees that none of the information supplied or to be supplied by it for inclusion or incorporation by reference in (i) the Registration Statement shall, at the time the Registration Statement and each amendment or supplement thereto, if any, becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading and (ii) the Proxy Statement and any amendment or supplement thereto shall, at the date(s) of mailing to Hawthorne’s and Parent’s respective stockholders and at the time(s) of the Hawthorne Meeting and the Parent Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading. Each of Hawthorne and Parent further agrees that if such party shall become aware prior to the Effective Date of any information furnished by such party that would cause any of the statements in the Registration Statement or the Proxy Statement to be false or misleading with respect to any material fact, or to omit to state any material fact necessary to make the statements therein not false or misleading, to promptly inform the other parties thereof and to take the necessary steps to correct the Registration Statement or the Proxy Statement.

(c) Parent agrees to advise Hawthorne, promptly after Parent receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order or the suspension of the qualification of Parent Common Stock for offering or sale in any jurisdiction, of the initiation or, to the extent Parent is aware thereof, threat of any proceeding for any such purpose, or of any request by the SEC for the amendment or supplement of the Registration Statement or for additional information.

6.04 Regulatory Filings.

(a) Each of Parent and Hawthorne and their respective Subsidiaries shall cooperate and use their respective reasonable best efforts to prepare all documentation, to effect all filings and to obtain all permits, consents, approvals and authorizations of all third parties and Governmental Authorities necessary to consummate the Transaction; and any initial filings with Governmental Authorities shall be made by Parent as soon as reasonably practicable after the execution hereof. Each of Parent and Hawthorne shall have the right to review in advance, and to the extent practicable each shall consult with the other, in each case subject to applicable laws relating to the exchange of information, with respect to all written information submitted to any third party or any Governmental Authority in connection with the Transaction. In exercising the foregoing right, each of such parties agrees to act reasonably and as promptly as practicable. Each party hereto agrees that it shall consult with the other party with respect to the obtaining of all permits, consents, approvals, waivers and authorizations of all third parties and Governmental Authorities necessary or advisable to consummate the Transaction, and each party shall keep the other parties apprised of the status of material matters relating to completion of the Transaction.

(b) Each party agrees, upon request, to furnish the other parties with all information concerning itself, its Subsidiaries (if applicable), directors, officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with any filing, notice or application made by or on behalf of such other parties or any of their respective Subsidiaries to any third party or Governmental Authority.

6.05 Press Releases. Hawthorne and Parent shall consult with each other before issuing any press release with respect to the Transaction or this Agreement and shall not issue any such press release or make any such public statements without the prior consent of the other party, which shall not be unreasonably withheld; provided, however, that a party may, without the prior consent of the other party (but after such consultation, to the extent practicable under the circumstances), issue such press release or make such public statements as may upon the advice of outside counsel be required by law or the rules or regulations of Nasdaq. Hawthorne and Parent shall cooperate to develop all public announcement materials and make appropriate management available at presentations related to the Transaction as reasonably requested by the other party.

6.06 Access; Information.

(a) Hawthorne agrees that upon reasonable notice and subject to applicable laws relating to the exchange of information, it shall afford Parent and Parent’s officers, employees, counsel, accountants and other authorized representatives such access during normal business hours throughout the period prior to the Effective Time to the books, records (including, without limitation, Tax Returns and work papers of independent auditors), properties and personnel of Hawthorne and to such other information relating to

Hawthorne as Parent may reasonably request and, during such period, it shall furnish promptly to Parent all information concerning the business, properties and personnel of Hawthorne as Parent may reasonably request.

(b) Parent agrees that upon reasonable notice and subject to applicable laws relating to the exchange of information, it shall afford Hawthorne and Hawthorne’s officers, employees, counsel, accountants and other authorized representatives such access during normal business hours throughout the period prior to the Effective Time to the books, records (including without limitation, Tax Returns and work papers of independent auditors), properties and personnel of Parent and to such other information relating to Parent as Hawthorne may reasonably request and, during such period, it shall furnish promptly to Hawthorne all information concerning the business, properties and personnel of Parent and its Subsidiaries as Hawthorne may reasonably request.

(c) All information furnished to either party by the other party pursuant to this Section 6.06 shall be subject to, and such receiving party shall hold all such information in confidence in accordance with the provisions of the respective Confidentiality Agreements, dated as of December 11, 2003 and November 26, 2003 between Parent and Hawthorne (each, a “Confidentiality Agreement”).

6.07 Affiliates. Hawthorne shall use its reasonable best efforts to identify those persons who may be deemed to be “affiliates” of Hawthorne within the meaning of Rule 145 promulgated by the SEC under the Securities Act (the “Hawthorne Affiliates”) and to cause each person so identified to deliver to Parent as soon as practicable, and in any event prior to the date of Hawthorne Meeting, a written agreement to comply with the requirements of Rule 145 under the Securities Act in connection with the sale or other transfer of Parent Common Stock received in the Merger, which agreement shall be in the form attached hereto as Annex D (the “Affiliate Letter”).

6.08 Acquisition Proposals.

(a) Each of Hawthorne and Parent agree that it shall, and shall direct and use its reasonable best efforts to cause its affiliates, directors, officers, employees, agents and representatives (including without limitation any investment banker, financial advisor, attorney, accountant or other representative retained by it) to, immediately cease any discussions or negotiations with any other parties that may be ongoing with respect to the possibility or consideration of any Acquisition Proposal (as defined below), and will use its reasonable best efforts to enforce any confidentiality or similar agreement relating to any Acquisition Proposal, including by requesting the other party to promptly return or destroy any confidential information previously furnished by such party thereunder. From the date of this Agreement through the Effective Time, each of Hawthorne and Parent shall not, nor shall it authorize or permit any of its directors, officers or employees (and those of any Hawthorne Subsidiary or Parent Subsidiary) or any investment banker, financial advisor, attorney, accountant or other representative retained by it (or any Subsidiary) to, directly or indirectly through another person, (i) solicit, initiate or encourage (including by way of furnishing information or assistance), or take any other action designed to facilitate or that is likely to result in, any inquiries or the making of any proposal or offer that constitutes, or is reasonably likely to lead to, any Acquisition Proposal, (ii) provide any confidential information or data to any person relating to any Acquisition Proposal, (iii) participate in any discussions or negotiations regarding any Acquisition Proposal, (iv) except in accordance with Section 8.01(j) in the case of Hawthorne, approve or recommend, propose to approve or recommend, or execute or enter into, any letter of intent, agreement in principle, merger agreement, asset purchase agreement or share exchange agreement, option agreement or other similar agreement related to any Acquisition Proposal or propose to do any of the foregoing, or (v) make or authorize any statement, recommendation or solicitation in support of any Acquisition Proposal; provided, however, that prior to the date of the Hawthorne Meeting or the Parent Meeting, as may be applicable, if a party’s Board of Directors determines in good faith, after consulting with its outside legal and financial advisors, that the failure to do so would breach, or would reasonably be expected to result in a breach of, its Board’s fiduciary duties under applicable law, such party may, in response to a bona fide, written Acquisition Proposal not solicited in violation of this Section 6.08(a) that its Board of Directors believes in good faith constitutes a Superior Proposal (as defined below), subject to providing 48 hour prior written notice of its decision to take such action to the other party and identifying the person making the proposal and all the material terms and conditions of such proposal and compliance with Section 6.08(b), following delivery of such notice (1) furnish information with respect to itself and its Subsidiaries to any person making such a Superior Proposal pursuant to a customary confidentiality agreement (as determined by such party after consultation with its outside counsel) on terms no more favorable to such person than the terms contained in any such agreement between Hawthorne and Parent, and (2) participate in discussions or negotiations regarding such a Superior Proposal. For purposes of this Agreement, the term “Acquisition Proposal” means any inquiry, proposal or offer, filing of any regulatory application or notice (whether in draft or final form) or disclosure of an intention to do any of the foregoing from any person relating to any (w) direct or indirect acquisition or purchase of a business that constitutes a substantial portion of the net revenues, net income or assets of Hawthorne or Parent, as the case may be, (x) direct or indirect acquisition or purchase of any class of equity securities representing 10% or more of the voting power of Hawthorne or Parent, as the case may be, (y) tender offer or exchange offer that if consummated would result in any person beneficially owning 10% or more of any class of equity securities of Hawthorne or Parent, as the case may be, or (z) merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving Hawthorne or Parent, as the case may be, other than the transactions contemplated by this Agreement. For purposes of this Agreement, the term “Superior Proposal” means any bona fide written proposal made by a third party to acquire, directly or indirectly, including pursuant to a tender offer, exchange offer, merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction, for consideration consisting of cash and/or securities, more than 50% of the combined voting power of the shares of Hawthorne Common Stock or the Parent Common Stock, as the case may be, then outstanding or all or substantially all of Hawthorne’s or Parent’s, as the case may be, consolidated assets, which after taking into account all legal, financial, regulatory and other aspects of the proposal and the person making the proposal (including any break-up fees, expense reimbursement provisions and conditions to consummation) (i) on terms which the Board of Directors of Hawthorne or Parent, as the case may be, determines in its good faith judgment to be more favorable from a financial point of view to its stockholders than the Merger, (ii) that constitutes a transaction that, in such Board of Directors’ good faith judgment, is reasonably likely to be consummated on the terms set forth, and (iii) for which financing, to the extent required, is then committed or which, in the good faith judgment of the Board of Directors of Hawthorne or Parent, as the case may be, is reasonably likely to be obtained by such third party.

(b) In addition to the obligations of Hawthorne and Parent, as the case may be, set forth in Section 6.08(a), each party shall promptly (within 24 hours) advise the other orally and in writing of its receipt of any Acquisition Proposal (or any inquiry which could lead to an Acquisition Proposal) and keep the other informed, on a current basis, of the continuing status thereof and shall contemporaneously provide to the other all materials provided to or made available to any third party pursuant to this Section 6.08 which were not previously provided to the other.

(c) Notwithstanding anything herein to the contrary, each of Hawthorne and Parent and its respective Board of Directors shall be permitted to comply with Rule 14d-9 and Rule 14e-2 promulgated under the Exchange Act of 1934; provided, however, that compliance with such Rules will in no way limit or modify the effect that any action pursuant to such Rules would otherwise have under this Agreement.

6.09 Certain Policies. Prior to the Effective Date, each of Hawthorne and its Subsidiaries shall, consistent with GAAP, the rules and regulations of the SEC and applicable banking laws and regulations, modify or change its loan, OREO, accrual, reserve, tax, litigation and real estate valuation policies and practices (including loan classifications and levels of reserves) so as to be applied on a basis that is consistent with that of Parent; provided, however, that no such modifications or changes need be made prior to the satisfaction of the conditions set forth in Section 7.01(b); and further provided that in any event, no accrual or reserve made by Hawthorne or any of its Subsidiaries pursuant to this Section 6.09 shall constitute or be deemed to be a breach, violation of or failure to satisfy any representation, warranty, covenant, agreement, condition or other provision of this

Agreement or otherwise be considered in determining whether any such breach, violation or failure to satisfy shall have occurred. The recording of any such adjustments shall not be deemed to imply any misstatement of previously furnished financial statements or information and shall not be construed as concurrence of Hawthorne or its management with any such adjustments.

6.10 Nasdaq Listing. Parent agrees to use its reasonable best efforts to list, prior to the Effective Date, on the Nasdaq the shares of Parent Common Stock to be issued in connection with the Merger.

6.11 Indemnification.

(a) From and after the Effective Time through the sixth anniversary of the Effective Time, Parent (the “Indemnifying Party”) shall indemnify and hold harmless each present and former director, officer and employee of Hawthorne or a Hawthorne Subsidiary, as applicable, determined as of the Effective Time (the “Indemnified Parties”) against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, arising in whole or in part out of or pertaining to the fact that he or she was a director, officer, employee, fiduciary or agent of Hawthorne or any Hawthorne Subsidiary or is or was serving at the request of Hawthorne or any of the Hawthorne Subsidiaries as a director, officer, employee, fiduciary or agent of another corporation, partnership, joint venture, trust or other enterprise, including without limitation matters related to the negotiation, execution and performance of this Agreement or consummation of the Transaction, to the fullest extent which such Indemnified Parties would be entitled under the Hawthorne Certificate and the Hawthorne Bylaws or equivalent documents of any Hawthorne Subsidiary, as applicable, or any agreement, arrangement or understanding which has been Previously Disclosed by Hawthorne pursuant to this Section, in each case as in effect on the date hereof.

(b) Any Indemnified Party wishing to claim indemnification under this Section 6.11, upon learning of any such claim, action, suit, proceeding or investigation, shall promptly notify the Indemnifying Party, but the failure to so notify shall not relieve the Indemnifying Party of any liability it may have to such Indemnified Party if such failure does not actually prejudice the Indemnifying Party. In the event of any such claim, action, suit, proceeding or investigation (whether arising before or after the Effective Time), (i) the Indemnifying Party shall have the right to assume the defense thereof and the Indemnifying Party shall not be liable to such Indemnified Parties for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnified Parties in connection with the defense thereof, except that if the Indemnifying Party elects not to assume such defense or counsel for the Indemnified Parties advises that there are issues which raise conflicts of interest between the Indemnifying Party and the Indemnified Parties, the Indemnified Parties may retain counsel which is reasonably satisfactory to the Indemnifying Party, and the Indemnifying Party shall pay, promptly as statements therefor are received, the reasonable fees and expenses of such counsel for the Indemnified Parties (which may not exceed one firm in any jurisdiction), (ii) the Indemnified Parties will cooperate in the defense of any such matter, (iii) the Indemnifying Party shall not be liable for any settlement effected without its prior written consent which shall not be unreasonably withheld and (iv) the Indemnifying Party shall have no obligation hereunder in the event that a federal or state banking agency or a court of competent jurisdiction shall determine that indemnification of an Indemnified Party in the manner contemplated hereby is prohibited by applicable laws and regulations.

(c) Prior to the Effective Time, Parent shall cause the persons serving as directors and officers of Hawthorne immediately prior to the Effective Time to be covered by the directors’ and officers’ liability insurance policy maintained by Hawthorne for a period of six years after the Effective Time (provided that Parent may substitute therefore policies of at least the same coverage and amounts containing terms and conditions which are not materially less advantageous than such policy or single premium tail coverage with policy limits equal to Hawthorne’s existing coverage limits) with respect to acts or omissions occurring prior to the Effective Time which were committed by such directors and officers in their capacities as such, provided that in no event shall Parent be required to expend for any one year an amount in excess of 200% of the annual premium currently paid by Hawthorne for such insurance (the “Insurance Amount”), and further provided that if Parent is unable to maintain or obtain the insurance called for by this Section 6.11(c) as a result of the preceding provision, Parent shall use its reasonable best efforts to obtain the most advantageous coverage as is available for the Insurance Amount.

(d) The provisions of this Section 6.11 are intended to be for the benefit of and shall be enforceable by each of the Indemnified Parties and his or her heirs.

6.12 Benefit Plans.

(a) As soon as administratively practicable after the Effective Time, Parent shall take all reasonable action so that employees of Hawthorne and its Subsidiaries shall be entitled to participate in each employee benefit plan, program or arrangement of Parent of general applicability (the “Parent Benefit Plans”) to the same extent as similarly-situated employees of Parent and its Subsidiaries (it being understood that inclusion of the employees of Hawthorne and its Subsidiaries in the Parent Benefit Plans may occur at different times with respect to different plans), provided that coverage shall be continued under corresponding Benefit Plans of Hawthorne and its Subsidiaries until such employees are permitted to participate in the Parent Benefit Plans and provided further, however, that nothing contained herein shall require Parent or any of its Subsidiaries to make any grants to any former employee of Hawthorne under any discretionary equity compensation plan of Parent. Parent shall cause each Parent Benefit Plan in which employees of Hawthorne and its Subsidiaries are eligible to participate to recognize, for purposes of determining eligibility to participate in, the vesting of benefits and for all other purposes (but not for accrual of pension benefits) under the Parent Benefit Plans, the service of such employees with Hawthorne and its Subsidiaries to the same extent as such service was credited for such purpose by Hawthorne, provided, however, that such service shall not be recognized to the extent that such recognition would result in a duplication of benefits. Except for the commitment to continue those Benefit Plans of Hawthorne and its Subsidiaries that correspond to Parent Benefit Plans until employees of Hawthorne and its Subsidiaries are included in such Parent Benefit Plans, nothing herein shall limit the ability of Parent to amend or terminate any of Hawthorne’s Benefit Plans in accordance with and to the extent permitted by their terms at any time permitted by such terms.

(b) At and following the Effective Time, Parent shall honor, and the Surviving Corporation shall continue to be obligated to perform, in accordance with their terms, all benefit obligations to, and contractual rights of, current and former employees of Hawthorne and its Subsidiaries and current and former directors of Hawthorne and its Subsidiaries existing as of the Effective Date, as well as all employment, severance, deferred compensation, split dollar, supplemental retirement or “change-in-control” agreements, plans or policies of Hawthorne which are Previously Disclosed. The severance or termination payments which are payable pursuant to such agreements, plans or policies of Hawthorne (which have been quantified in reasonable detail) have been Previously Disclosed.

(c) At such time as employees and current and former directors of Hawthorne and its Subsidiaries become eligible to participate in a medical, dental or health plan of Parent or its Subsidiaries, Parent shall cause each such plan to (i) waive any preexisting condition limitations to the extent such conditions covered under the applicable medical, health or dental plans of Parent, (ii) provide full credit under such plans for any deductibles, co-payment and out-of-pocket expenses incurred by the employees and directors and their beneficiaries during the portion of the calendar year prior to such participation and (iii) waive any waiting period limitation or evidence of insurability requirement which would otherwise be applicable to such employee or director on or after the Effective Time to the extent such employee or director had satisfied any similar limitation or requirement under an analogous Benefit Plan prior to the Effective Time.

6.13 Parent Board. (a) Parent agrees to take all action necessary to appoint or elect, effective as of the Effective Time, Timothy R. Chrisman, Gary W. Brummett and Anthony W. Liberati (the “Hawthorne

Designees”) as directors of Parent. Such persons shall serve until the first annual meeting of stockholders of Parent following the Effective Time and until his successor is elected and qualified. Subject to the fiduciary duties of the Parent Board, Parent shall include the Hawthorne Designees on the list of nominees for director presented by the Parent Board and for which the Parent Board shall solicit proxies at the first annual meeting of stockholders of Parent following the Effective Time (the “Parent 2005 Annual Meeting”). At the Parent 2005 Annual Meeting, Parent shall re-classify the Parent Board into three classes and, subject to the fiduciary duties of the Parent Board, Parent undertakes to have one of each of the Hawthorne Designees represented in each of such classes. Subject to the fiduciary duties of the Parent Board, Parent agrees that to the extent that one or more of the Hawthorne Designees dies or becomes incapacitated prior to the Effective Time, the remaining Hawthorne Designees may recommend to the Parent Board a person to serve as successor, and provided that such person is reasonably acceptable to the Parent Board, such person shall be appointed to fill the vacancy so created. If, during the initial term prior to the Parent 2005 Annual Meeting or the term immediately following the Parent 2005 Annual Meeting, any one of the Hawthorne Designees vacates the seat they have been elected to for any reason, Parent agrees, subject to the fiduciary duties of the Parent Board, to appoint Harry Radcliffe to replace that director, provided that at the time of such appointment, Mr. Radcliffe or a member of his immediate family or a family trust owns at least 100,000 shares of Parent Common Stock, subject to adjustment as a result of any stock dividend, stock split, reclassification, recapitalization, reorganization, split-up, combination, exchange of shares or similar transaction with respect to the Parent Common Stock following the Effective Time. Additionally, if during the first initial term or the longest term that any of the Hawthorne Designees is elected to at the Parent 2005 Annual Meeting, there is a vacancy that occurs on the Parent Board, Parent agrees to consider Harry Radcliffe to fill the vacancy, so long as he as a member of his immediate family or a family trust continues to own at such time at least 100,000 shares of Parent Common Stock, subject to adjustment as a result of any stock dividend, stock split, reclassification, recapitalization, reorganization, split-up, combination, exchange of shares or similar transaction with respect to the Parent Common Stock following the Effective Time, provided that nothing herein shall obligate Parent to appoint Mr. Radcliffe to the Parent Board under such circumstances. In connection with Parent’s 2004 Annual Meeting of Stockholders, Parent shall take appropriate steps to reduce the size of the Parent Board by one member such that as of the Effective Time, taking into consideration the Hawthorne Designees, the Parent Board shall consist of nine members.

(b) Parent agrees that for a period of one year from the Effective Time, it shall take no action which would cause any of the Hawthorne Designees to fail to be an “independent” director for purposes of the Exchange Act, the regulations promulgated thereunder and the Marketplace Rules of the Nasdaq Stock Market (“Nasdaq Rules”). In addition, Parent agrees that from the Effective Time until the Parent 2005 Annual Meeting, the number of directors on the Parent Board who are “independent” for purposes of the Exchange Act, the regulations promulgated thereunder and the Nasdaq Rules shall not be less than two-thirds of the entire Parent Board.

6.14 Notification of Certain Matters. Each of Hawthorne and Parent shall give prompt notice to the other of any fact, event or circumstance known to it that (i) is reasonably likely, individually or taken together with all other facts, events and circumstances known to it, to result in any Material Adverse Effect with respect to it or (ii) would cause or constitute a material breach of any of its representations, warranties, covenants or agreements contained herein.

6.15 Regulatory Conditions. In the event of the imposition of any conditions, restrictions or requirements in connection with the regulatory approvals required by Section 7.01(b) which Parent determines would materially reduce the benefits of the Transaction as provided in Section 7.01(b), Parent and Acquisition Sub shall use their commercially reasonable efforts to obtain the removal of any such condition, restriction or requirement.

6.16 Estoppel Letters. Hawthorne shall use its commercially reasonable efforts to obtain and deliver to Parent at the Closing with respect to all real estate (i) owned by Hawthorne or its Subsidiaries, an estoppel letter dated as of the Closing in the form of Annex F from all tenants and (ii) leased by Hawthorne or its Subsidiaries, an estoppel letter dated as of the Closing in the form of Annex G from all lessors.

6.17 Exemption From Liability Under Section 16(b). Assuming that Hawthorne delivers to Parent the Section 16 Information not less than five Business Days in advance of the Effective Time, the Board of Directors of Parent, or a committee of Non-Employee Directors thereof (as such term is defined for purposes of Rule 16b-3(d) under the Exchange Act), shall reasonably promptly thereafter and in any event prior to the Effective Time adopt a resolution providing that the receipt by the Hawthorne Insiders of Parent Common Stock in exchange for shares of Hawthorne Common Stock, and of options and warrants to purchase Parent Common Stock upon conversion of Hawthorne Options and Hawthorne Warrants, in each case pursuant to the transactions contemplated hereby and to the extent such securities are listed in the Section 16 Information provided by Hawthorne to Parent prior to the Effective Time, are intended to be exempt from liability pursuant to Section 16(b) under the Exchange Act such that any such receipt shall be so exempt.

6.18 Assumption of Indenture Obligation. Following the Acquisition Sub Merger, Parent shall execute such supplemental indentures and provide such documents including without limitation legal opinions, as are reasonably required upon a merger or consolidation of Hawthorne under the indentures, trust agreements, guarantee agreements and other agreements entered into by Hawthorne or any of its Subsidiaries in connection with the issuance of debentures and capital securities by Hawthorne and HFC Capital Trust I, HFC Capital Trust II, HFC Capital Trust III, and HFC Capital Trust IV.

ARTICLE VII

CONDITIONS TO CONSUMMATION OF THE MERGER

7.01 Conditions to Each Party’s Obligation to Effect the Merger. The respective obligation of each of the parties hereto to consummate the Merger is subject to the fulfillment or, to the extent permitted by applicable law, written waiver by the parties hereto prior to the Closing Date of each of the following conditions:

(a) Shareholder Approval. This Agreement and the Merger shall have been duly approved by the requisite vote of the holders of outstanding shares of Hawthorne Common Stock and the holders of shares of Parent Common Stock shall have duly approved the issuance of the shares of Parent Common Stock in the Merger.

(b) Regulatory Approvals. All regulatory approvals required to consummate the Transaction shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired and no such approvals shall contain any conditions, restrictions or requirements which the Parent Board reasonably determines in good faith would, individually or in the aggregate, materially reduce the benefits of the Transaction to such a degree that Parent would not have entered into this Agreement had such conditions, restrictions or requirements been known at the date hereof.

(c) No Injunction. No Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, judgment, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect and prohibits consummation of the Transaction.

(d) Registration Statement. The Registration Statement shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceedings for that purpose shall have been initiated by the SEC and not withdrawn.

(e) Listing. The shares of Parent Common Stock to be issued in the Merger shall have been approved for listing on the Nasdaq.

(f) Tax Opinion. Each of Parent and Hawthorne shall have received the written opinion of Patton Boggs LLP, dated as of the Effective Date (which shall be based on such written representations from Parent, Hawthorne and others as such counsel shall reasonably request as to factual matters) to the effect that the Merger will constitute a reorganization within the meaning of Section 368(a) of the Code and to the effect that (i) except for cash received in lieu of fractional share interests, holders of Hawthorne Common Stock who receive Parent Common Stock in the Merger will not recognize gain or loss for federal income tax purposes, (ii) the basis of such Parent Common Stock will equal the basis of the Hawthorne Common Stock for which it is exchanged, reduced by any amount allocable to a fractional share interest for which cash is received, (iii) the holding period of such Parent Common Stock will include the holding period of the Hawthorne Common Stock for which it is exchanged, assuming that such stock is a capital asset in the hands of the holder thereof at the Effective Time, and (iv) the holders of Hawthorne Warrants shall not recognize gain or loss as a result of their exchange of Hawthorne Warrants for warrants to acquire Parent Common Stock

7.02 Conditions to Obligation of Hawthorne. The obligation of Hawthorne to consummate the Merger is also subject to the fulfillment or written waiver by Hawthorne prior to the Closing Date of each of the following conditions:

(a) Representations and Warranties. The representations and warranties of Parent and Acquisition Sub set forth in this Agreement, subject in all cases to the standard set forth in Section 5.02, shall be true and correct as of the date of this Agreement and as of the Effective Date as though made on and as of the Effective Date (except that representations and warranties that by their terms speak as of the date of this Agreement or some other date shall be true and correct as of such date), and Hawthorne shall have received a certificate, dated the Effective Date, signed on behalf of Parent by the Chief Executive Officer and the Chief Financial Officer of Parent to such effect.

(b) Performance of Obligations of Parent. Parent and Acquisition Sub shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time, and Hawthorne shall have received a certificate, dated the Effective Date, signed on behalf of Parent by the Chief Executive Officer and the Chief Financial Officer of Parent to such effect.

(c) Other Actions. Parent shall have furnished Hawthorne with such certificates of its respective officers or others and such other documents to evidence fulfillment of the conditions set forth in Sections 7.01 and 7.02 as Hawthorne may reasonably request.

7.03 Conditions to Obligation of Parent. The obligation of Parent to consummate the Merger is also subject to the fulfillment or written waiver by Parent prior to the Closing Date of each of the following conditions:

(a) Representations and Warranties. The representations and warranties of Hawthorne set forth in this Agreement, subject in all cases to the standard set forth in Section 5.02, shall be true and correct as of the date of this Agreement and as of the Effective Date as though made on and as of the Effective Date (except that representations and warranties that by their terms speak as of the date of this Agreement or some other date shall be true and correct as of such date), and Parent shall have received a certificate, dated the Effective Date, signed on behalf of Hawthorne by the Chief Executive Officer and the Chief Financial Officer of Hawthorne to such effect.

(b) Performance of Obligations of Hawthorne. Hawthorne shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time, and Parent shall have received a certificate, dated the Effective Date, signed on behalf of Hawthorne by the Chief Executive Officer and the Chief Financial Officer of Hawthorne to such effect.

(c) Other Actions. Hawthorne shall have furnished Parent with such certificates of its officers or others and such other documents to evidence fulfillment of the conditions set forth in Sections 7.01 and 7.03 as Parent may reasonably request.

ARTICLE VIII

TERMINATION

8.01 Termination. This Agreement may be terminated, and the Transaction may be abandoned:

(a) Mutual Consent. At any time prior to the Effective Time, by the mutual consent in writing of Parent and Hawthorne if the Board of Directors of each so determines by vote of a majority of the members of its entire Board.

(b) Breach. At any time prior to the Effective Time, provided that the terminating party (or if Parent is the terminating party, Acquisition Sub) is not then in material breach of any representation, warranty, covenant or agreement contained therein (subject in all cases to the standard set forth in Section 5.2), by Parent or Hawthorne, if its Board of Directors so determines by vote of a majority of the members of its entire Board, in the event of: (i) a breach by Parent or Acquisition Sub, on the one hand, or Hawthorne, on the other hand, as the case may be, of any representation or warranty contained herein (subject to the standard set forth in Section 5.02), which breach cannot be or has not been cured within 30 days after the giving of written notice to the breaching party or parties of such breach; or (ii) a breach by Parent or Acquisition Sub, on the one hand, or Hawthorne, on the other hand, as the case may be, of any of the covenants or agreements contained herein, which breach cannot be or has not been cured within 30 days after the giving of written notice to the breaching party or parties of such breach, which breach (whether under (i) or (ii)) would be reasonably expected, individually or in the aggregate with other breaches, to result in a Material Adverse Effect with respect to Parent or Hawthorne, as the case may be.

(c) Delay. At any time prior to the Effective Time, by Parent or Hawthorne, if its Board of Directors so determines by vote of a majority of the members of its entire Board, in the event that the Merger is not consummated by October 27, 2004, except to the extent that the failure of the Merger then to be consummated by such date shall be due to (i) the failure of the party seeking to terminate pursuant to this Section 8.01(c) to perform or observe the covenants and agreements of such party or Acquisition Sub, in the case of Parent, set forth in this Agreement or (ii) the failure of any of the Hawthorne Shareholders (if Hawthorne is the party seeking to terminate) or any of the Parent Shareholders (if Parent is the party seeking to terminate) to perform or observe their respective covenants and agreements under the relevant Hawthorne Shareholder Agreement or Parent Shareholder Agreement.

(d) No Regulatory Approval. By Parent or Hawthorne, if its Board of Directors so determines by a vote of a majority of the members of its entire Board, in the event the approval of any Governmental Authority required for consummation of the Merger and the other transactions contemplated by this Agreement shall have been denied by final nonappealable action of such Governmental Authority or an application therefor shall have been permanently withdrawn at the request of a Governmental Authority, provided, however, that no party shall have the right to terminate this Agreement pursuant to this Section 8.01(d) if such denial shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the covenants of such party (or Acquisition Sub, in the case of Parent) set forth herein.

(e) No Hawthorne Stockholder Approval. By either Parent or Hawthorne, if any approval of the stockholders of Hawthorne contemplated by this Agreement shall not have been obtained by reason of the failure to obtain the required vote at the Hawthorne Meeting or at any adjournment or postponement thereof.

(f) No Parent Stockholder Approval. By either Parent or Hawthorne, if any approval of the stockholders of Parent contemplated by this Agreement shall not have been obtained by reason of the failure to obtain the required vote at the Parent Meeting or at any adjournment or postponement thereof.

(g) Hawthorne Failure to Recommend. At any time prior to Hawthorne Meeting, by Parent if (i) Hawthorne shall have breached Section 6.08 in any respect materially adverse to Parent, (ii) the Hawthorne Board shall have failed to make its recommendation referred to in Section 6.02(a), withdrawn such recommendation or modified or changed such recommendation in a manner adverse in any respect to the interests of Parent or (iii) Hawthorne shall have materially breached its obligations under Section 6.02(a) by failing to call, give notice of, convene and hold the Hawthorne Meeting in accordance with Section 6.02(a).

(h) Parent Failure to Recommend. At any time prior to Parent Meeting, by Hawthorne if (i) Parent shall have breached Section 6.08 in any respect materially adverse to Hawthorne, (ii) the Parent Board shall have failed to make its recommendation referred to in Section 6.02(b), withdrawn such recommendation or modified or changed such recommendation in a manner adverse in any respect to the interests of Hawthorne or (iii) Parent shall have materially breached its obligations under Section 6.02(b) by failing to call, give notice of, convene and hold the Parent Meeting in accordance with Section 6.02(b).

(i) Certain Tender or Exchange Offers. By Parent if a tender offer or exchange offer for 15% or more of the outstanding shares of Hawthorne Common Stock is commenced (other than by Parent or a Subsidiary thereof), and the Hawthorne Board recommends that the stockholders of Hawthorne tender their shares in such tender or exchange offer or otherwise fails to recommend that such stockholders reject such tender offer or exchange offer within the ten-Business Day period specified in Rule 14e-2(a) under the Exchange Act.

(j) Superior Proposal. At any time prior to the Hawthorne Meeting, by Hawthorne in order to concurrently enter into an acquisition agreement or similar agreement (each, an “Acquisition Agreement”) with respect to a Superior Proposal which has been received and considered by Hawthorne and the Hawthorne Board in compliance with Section 6.08 hereof, provided, however, that this Agreement may be terminated by Hawthorne pursuant to this Section 8.01(j) only after the fifth Business Day following Hawthorne’s provision of written notice to Parent advising Parent that the Hawthorne Board is prepared to accept a Superior Proposal, and only if, during such five-Business Day period, Parent does not, in its sole discretion, make an offer to Hawthorne that the Hawthorne Board determines in good faith, after consultation with its financial and legal advisors, is at least as favorable as the Superior Proposal.

(k) Possible Adjustment. By Hawthorne, if the Hawthorne Board so determines by the vote of a majority of all of its members, at any time during the five-day period commencing with the Determination Date, if both the following conditions are satisfied:

(i) The Parent Closing Average shall be less than 80.0% of the Starting Price; and

(ii) (x) the number obtained by dividing the Parent Closing Average by the Starting Price (such number being referred to herein as the “Parent Ratio”) shall be less than (y) the number obtained by dividing the Peer Group Index on the Determination Date by the Peer Group Starting Index (such number being referred to herein as the “Index Ratio”) by more than 0.20; subject, however, to the following three sentences. If Hawthorne elects to exercise its termination right pursuant to the immediately preceding sentence, it shall give written notice to Parent (provided that such notice of election to terminate may be withdrawn at any time within the aforementioned five-day period). During the five-day period commencing with its receipt of such notice, Parent shall have the option of increasing the consideration to be received by the holders of Hawthorne Common Stock hereunder by adjusting the Exchange Ratio to equal the lesser of (i) a number equal to a quotient (rounded to the nearest one ten-thousandth), the numerator of which is the product of the Starting Price, 0.80, and the Exchange Ratio (as then in effect) and the denominator of which is the Parent Closing Average, and (ii) a number equal to a quotient (rounded to the nearest one ten-thousandth), the numerator of which is the (A) difference between the Index Ratio and (B) 0.20, multiplied by the product of (1) the Exchange Ratio (as then in effect) and (2) the Starting Price, and the denominator of which is the Parent Closing Average. If Parent makes an election contemplated by the preceding sentence within such five-day period, it shall give prompt written notice to Hawthorne of such election and the revised Exchange Ratio, whereupon no termination shall have occurred pursuant to this Section 8.01(k) and this Agreement shall remain in effect in accordance with its terms (except as the Exchange Ratio shall have been so modified), and any references in this Agreement to “Exchange Ratio” shall thereafter be deemed to refer to the Exchange Ratio as adjusted pursuant to this Section 8.01(k).

8.02 Effect of Termination and Abandonment.

(a) In the event of termination of this Agreement and the abandonment of the Merger pursuant to this Article VIII, no party to this Agreement shall have any liability or further obligation to any other party hereunder except as set forth in this Section 8.02 and Section 9.01.

(b) If this Agreement is terminated by either Parent or Hawthorne pursuant to a breach as provided in Section 8.01(b), the breaching party shall promptly pay to the non-breaching party $4.0 million, without prejudice to any other rights or remedies as may be available to Parent under Section 8.02(c) below or Hawthorne under Section 8.02(d) below.

(c) The parties hereto agree that Hawthorne shall pay Parent the sum of $18.0 million (the “Hawthorne Termination Fee”) if this Agreement is terminated as follows:

(i) if this Agreement is terminated by Parent pursuant to Section 8.01(g) or (i) or by Hawthorne pursuant to Section 8.01(j), in either of which case payment shall be made to Parent on the second Business Day following the termination of this Agreement; or

(ii) if (x) this Agreement is terminated by (A) Parent pursuant to Section 8.01(b), (B) by either Parent or Hawthorne pursuant to Section 8.01(c) and at the time of such termination no vote of the Hawthorne stockholders contemplated by this Agreement at the Hawthorne Meeting shall have occurred, or (C) by either Parent or Hawthorne pursuant to Section 8.01(e), and in the case of any termination pursuant to clause (A), (B) or (C), an Acquisition Proposal shall have been publicly announced or otherwise communicated or made known to the senior management of Hawthorne or the Hawthorne Board (or any Person shall have publicly announced, communicated or made known an intention, whether or not conditional, to make an Acquisition Proposal) at any time after the date of this Agreement and prior to the taking of the vote of the stockholders of Hawthorne contemplated by this Agreement at the Hawthorne Meeting, in the case of clause (C), or the date of termination, in the case of clause (A) or (B), and (y) within 15 months after such termination Hawthorne enters into an agreement with respect to a Control Transaction (as defined below) or consummates a Control Transaction which is the subject of an Acquisition Proposal, then Hawthorne shall pay to Parent the Hawthorne Termination Fee on the date of execution of such agreement or consummation of a Control Transaction which is the subject of an Acquisition Proposal, provided that if the date of execution of such agreement is after 9 months but within 15 months after such termination of this Agreement, the Hawthorne Termination Fee shall be payable by Hawthorne to Parent only upon consummation of a Control Transaction which is the subject of an Acquisition Proposal, regardless whether such consummation occurs within 15 months after termination of this Agreement. As used in this Section 8.02(c)(ii), a “Control Transaction” means the acquisition by purchase, merger, consolidation, sale, transfer or otherwise, in one transaction or any related series of transactions of a majority of the voting power of the outstanding securities of Hawthorne or Hawthorne Bank or substantially all of the assets of Hawthorne or Hawthorne Bank.

Any payment previously made to Parent pursuant to Section 8.02(b) shall be credited against any amount due under 8.02(c)(i) and any payment previously made to Parent pursuant to Section 8.02(b) or 8.02(c)(i) shall be credited against any amount due under this Section 8.02(c)(ii), such that in no event will the amount payable to Parent pursuant to Sections 8.02(b) and (c) exceed $18.0 million. Any amount that becomes payable pursuant to this Section 8.02(c) shall be paid by wire transfer of immediately available funds to an account designated by Parent.

(d) The parties hereto agree that Parent shall pay Hawthorne the sum of $18.0 million (the “Parent Termination Fee”) if this Agreement is terminated as follows:

(i) If this Agreement is terminated by Hawthorne pursuant to Section 8.01(h), payment shall be made to Parent on the second Business Day following the termination of this Agreement; or

(ii) If (x) this Agreement is terminated by (A) Hawthorne pursuant to Section 8.01(b), (B) by either Parent or Hawthorne pursuant to Section 8.01(c) and at the time of such termination no vote of the Parent stockholders contemplated by this Agreement at the Parent Meeting shall have occurred, or (C) by either Parent or Hawthorne pursuant to Section 8.01(f), and in the case of any termination pursuant to clause (A), (B) or (C), an Acquisition Proposal shall have been publicly announced or otherwise communicated or made known to the senior management of Parent or the Parent Board (or any Person shall have publicly announced, communicated or made known an intention, whether or not conditional, to make an Acquisition Proposal) at any time after the date of this Agreement and prior to the taking of the vote of the stockholders of Parent contemplated by this Agreement at the Parent Meeting, in the case of clause (C), or the date of termination, in the case of clause (A) or (B), and (y) within 15 months after such termination Parent enters into an agreement with respect to a Control Transaction (as defined below) or consummates a Control Transaction which is the subject of an Acquisition Proposal, then Parent shall pay to Hawthorne the Parent Termination Fee on the date of execution of such agreement or consummation of a Control Transaction which is the subject of an Acquisition Proposal, provided that if the date of execution of such agreement is after 9 months but within 15 months after such termination of this Agreement, the Parent Termination Fee shall be payable by Parent to Hawthorne only upon consummation of a Control Transaction which is the subject of an Acquisition Proposal, regardless whether such consummation occurs within 15 months after termination of this Agreement. As used in this Section 8.02(d)(ii), a “Control Transaction” means the acquisition by purchase, merger, consolidation, sale, transfer or otherwise, in one transaction or any related series of transactions of a majority of the voting power of the outstanding securities of Parent or Parent Bank or substantially all of the assets of Parent or Parent Bank.

Any payment previously made to Hawthorne to Section 8.02(b) shall be credited against any amount due under 8.02(d)(i) and any payment previously made to Hawthorne pursuant to Section 8.02(b) or 8.02(d)(i) shall be credited against any amount due under this Section 8.02(d)(ii), such that in no event will the amount payable to Hawthorne pursuant to Sections 8.02(b) and (c) exceed $18.0 million. Any amount that becomes payable pursuant to this Section 8.02(d) shall be paid by wire transfer of immediately available funds to an account designated by Hawthorne.

(e) Hawthorne and Parent agree that the agreements contained in paragraphs (c) and (d) of this Section 8.02 are an integral part of the transactions contemplated by this Agreement, that without such agreements Parent and Hawthorne would not have entered into this Agreement and that such amounts do not constitute a penalty or liquidated damages in the event of a breach of this Agreement by Hawthorne or Parent. If either party fails to pay the other party the amounts due under paragraphs (c) and (d) above within the time periods specified therein, the party requested to make such payment shall pay the costs and expenses (including reasonable legal fees and expenses) incurred by the other party in connection with any action in which Parent prevails, including the filing of any lawsuit, taken to collect payment of such amounts, together with interest on the amount of any such unpaid amounts at the prime lending rate prevailing during such period as published in The Wall Street Journal, calculated on a daily basis from the date such amounts were required to be paid until the date of actual payment.

ARTICLE IX

MISCELLANEOUS

9.01 Survival. No representations, warranties, agreements and covenants contained in this Agreement shall survive the Effective Time (other than agreements or covenants contained herein that by their express terms are to be performed in whole or in part after the Effective Time) or the termination of this Agreement if this Agreement is terminated prior to the Effective Time (other than Sections 6.06(c), 8.02 and, excepting Section 9.12 hereof, this Article IX, which shall survive any such termination). Notwithstanding anything in the foregoing to the contrary, no representations, warranties, agreements and covenants contained in this Agreement shall be deemed to be terminated or extinguished so as to deprive a party hereto or any of its affiliates of any defense at law or in equity which otherwise would be available against the claims of any Person, including without limitation any shareholder or former shareholder.

9.02 Waiver; Amendment. Prior to the Effective Time, any provision of this Agreement may be (i) waived, by the party benefited by the provision or (ii) amended or modified at any time, by an agreement in writing among the parties hereto executed in the same manner as this Agreement, except that after the Hawthorne Meeting no amendment shall be made which by law requires further approval by the stockholders of Hawthorne without obtaining such approval.

9.03 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to constitute an original.

9.04 Governing Law. This Agreement shall be governed by, and interpreted in accordance with, the laws of the State of Nevada applicable to contracts made and to be performed entirely within such State.

9.05 Expenses. Each party hereto will bear all expenses incurred by it in connection with this Agreement and the transactions contemplated hereby, including fees and expenses of its own financial consultants, accountants and counsel, except that expenses of printing the Proxy Statement and the registration fee to be paid to the SEC in connection with the Registration Statement shall be shared equally between Hawthorne and Parent, and provided further that nothing contained herein shall limit either party’s rights to recover any liabilities or damages arising out of the other party’s willful breach of any provision of this Agreement.

9.06 Notices. All notices, requests and other communications hereunder to a party shall be in writing and shall be deemed given if personally delivered, telecopied (with confirmation) or mailed by registered or certified mail (return receipt requested) to such party at its address set forth below or such other address as such party may specify by notice to the parties hereto.

If to Hawthorne to:

Hawthorne Financial Corporation

2381 Rosecrans Avenue, 2nd Floor

El Segundo, California 90245

Attention: Simone Lagomarsino,

President and Chief Executive Officer

Fax: (301) 725-5831

With a copy to:

Manatt, Phelps & Phillips, LLP

11355 W. Olympic Boulevard

Los Angeles, California 90064

Attention: William T. Quicksilver, Esq.

Fax: (310) 312-4224

If to Parent or Acquisition Sub to:

Commercial Capital Bancorp, Inc.

One Venture, 3rd Floor

Irvine, California 92618

Attention: Stephen H. Gordon, Chairman

and Chief Executive Officer

Fax: (949) 585-0174

With a copy to:

Patton Boggs LLP

2550 M Street, N.W.

Washington, D.C. 20037

Attention: Norman B. Antin, Esq.

                 Jeffrey D. Haas, Esq.

Fax: (202) 457-6315

9.07 Entire Understanding; No Third Party Beneficiaries. This Agreement, the Acquisition Sub Merger Agreement, the Bank Merger Agreement, the Shareholder Agreements and the Confidentiality Agreements represent the entire understanding of the parties hereto and thereto with reference to the Transaction, and this Agreement, the Acquisition Sub Merger Agreement, the Bank Merger Agreement, the Shareholder Agreements and the Confidentiality Agreements supersede any and all other oral or written agreements heretofore made. Except for the Indemnified Parties’ right to enforce Parent’s obligation under Section 6.11, which are expressly intended to be for the irrevocable benefit of, and shall be enforceable by, each Indemnified Party and his or her heirs and representatives, nothing in this Agreement, expressed or implied, is intended to confer upon any Person, other than the parties hereto or their respective successors, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

9.08 Severability. Except to the extent that application of this Section 9.08 would have a Material Adverse Effect on Hawthorne or Parent, any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable. In all such cases, the parties shall use their reasonable best efforts to substitute a valid, legal and enforceable provision which, insofar as practicable, implements the original purposes and intents of this Agreement.

9.09 Enforcement of the Agreement. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity. In the event attorneys’ fees or other costs are incurred to secure performance of any of the obligations herein provided for, or to establish damages for the breach thereof, or to obtain any other appropriate relief, whether by way of prosecution or defense, the prevailing party shall be entitled to recover reasonable attorneys’ fees and costs incurred therein.

9.10 Interpretation. When a reference is made in this Agreement to Sections, Exhibits or Schedules, such reference shall be to a Section of, or Exhibit or Schedule to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and are not part of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” Whenever the words “as of the date hereof” are used in this Agreement, they shall be deemed to mean the day and year first above written (January 27, 2004).

9.11 Assignment. No party may assign either this Agreement or any of its rights, interests or obligations hereunder without the prior written approval of the other parties. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

9.12 Alternative Structure. Notwithstanding any provision of this Agreement to the contrary, Parent may at any time modify the structure of the acquisition of Hawthorne set forth herein, subject to the prior written consent of Hawthorne, which consent shall not be unreasonably withheld or delayed, provided that (i) the Merger Consideration to be paid to the holders of Hawthorne Common Stock is not thereby changed in kind or reduced in amount as a result of such modification, (ii) such modification will not adversely affect the tax treatment to Hawthorne’s stockholders as a result of receiving the Merger Consideration and (iii) such modification will not materially delay or jeopardize receipt of any required approvals of Governmental Authorities.

[Signature page to follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in counterparts by their duly authorized officers, all as of the day and year first above written.

COMMERCIAL CAPITAL BANCORP, INC.

By:	/s/ STEPHEN H. GORDON
Name:	Stephen H. Gordon
Title:	Chairman and Chief Executive Officer

CCBI ACQUISITION CORP.

By:	/s/ STEPHEN H. GORDON
Name:	Stephen H. Gordon
Title:	Chief Executive Officer

HAWTHORNE FINANCIAL CORPORATION

By:	/s/ SIMONE LAGOMARSINO
Name:	Simone Lagomarsino
Title:	President and Chief Executive Officer

ANNEX A

HAWTHORNE SHAREHOLDER AGREEMENT

HAWTHORNE SHAREHOLDER AGREEMENT (the “Agreement”), dated as of January 27, 2004, among             , a shareholder (“Shareholder”) of Hawthorne Financial Corporation, a Delaware corporation (“Hawthorne”) and Commercial Capital Bancorp, Inc., a Nevada corporation (“Parent”). All terms used herein and not defined herein shall have the meanings assigned thereto in the Merger Agreement (defined below).

WHEREAS, Parent, CCBI Acquisition Corp. (“Acquisition Sub”) and Hawthorne are entering into an Agreement and Plan of Merger, dated as of the date hereof (the “Merger Agreement”), pursuant to which Hawthorne will merge with and into Acquisition Sub on the terms and conditions set forth therein (the “Merger”) and, in connection therewith, outstanding shares of Hawthorne Common Stock will be converted into shares of Parent Common Stock in the manner set forth therein; and

WHEREAS, Shareholder owns the shares of Hawthorne Common Stock identified on Exhibit I hereto (such shares, together with all shares of Hawthorne Common Stock subsequently acquired by Shareholder during the term of this Agreement, being referred to as the “Shares”); and

WHEREAS, in order to induce Parent to enter into the Merger Agreement, Shareholder, solely in such Shareholder’s capacity as a shareholder of Hawthorne and not in any other capacity, has agreed to enter into and perform this Agreement.

NOW, THEREFORE, for good and valuable consideration, the receipt, sufficiency and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

1. Agreement to Vote Shares. Shareholder agrees that at any meeting of the stockholders of Hawthorne, or in connection with any written consent of the stockholders of Hawthorne, Shareholder shall:

(i) appear at each such meeting or otherwise cause the Shares to be counted as present thereat for purposes of calculating a quorum; and

(ii) vote (or cause to be voted), in person or by proxy, or deliver a written consent (or cause a consent to be delivered) covering, all the Shares (whether acquired heretofore or hereafter) that are beneficially owned by Shareholder or as to which Shareholder has, directly or indirectly, the right to vote or direct the voting, (x) in favor of adoption and approval of the Merger Agreement and the Merger; (y) against any action or agreement that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of Hawthorne contained in the Merger Agreement or of Shareholder contained in this Agreement; and (z) against any Acquisition Proposal or any other action, agreement or transaction that is intended, or could reasonably be expected, to materially impede, interfere or be inconsistent with, delay, postpone, discourage or materially and adversely affect consummation of the Merger or this Agreement.

2. Transfer of Shares.

(a) Transferee of Shares to be Bound by this Agreement. Shareholder hereby agrees that prior to the Hawthorne Meeting, Shareholder shall not sell, transfer or otherwise dispose of any of the Shares (or any securities convertible into or exercisable or exchangeable for Shares) unless each person to which any of such Shares (or any securities convertible into or exercisable or exchangeable for Shares) is so transferred has agreed in writing to hold such Shares (or any securities convertible into or exercisable or exchangeable for Shares) subject to the terms and conditions of this Agreement and to perform all of the Shareholder’s obligations hereunder with respect to such Shares.

(b) Transfer of Voting Rights. Shareholder hereby agrees Shareholder shall not deposit any Shares in a voting trust, grant any proxy or enter into any voting agreement or similar agreement or arrangement in contravention of the obligations of Shareholder under this Agreement with respect to any of the Shares.

3. Representations and Warranties of Shareholder. Shareholder represents and warrants to and agrees with Parent as follows:

(a) Capacity. Shareholder has all requisite capacity and authority to enter into and perform his, her or its obligations under this Agreement.

(b) Binding Agreement. This Agreement constitutes the valid and legally binding obligation of Shareholder, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

(c) Non-Contravention. The execution and delivery of this Agreement by Shareholder does not, and the performance by Shareholder of his, her or its obligations hereunder and the consummation by Shareholder of the transactions contemplated hereby will not, violate or conflict with, or constitute a default under, any agreement, instrument, contract or other obligation or any order, arbitration award, judgment or decree to which Shareholder is a party or by which Shareholder is bound, or any statute, rule or regulation to which Shareholder is subject or, in the event that Shareholder is a corporation, partnership, trust or other entity, any charter, bylaw or other organizational document of Shareholder.

4. Specific Performance and Remedies. Shareholder acknowledges that it will be impossible to measure in money the damage to Parent if Shareholder fails to comply with the obligations imposed by this Agreement and that, in the event of any such failure, Parent will not have an adequate remedy at law or in equity. Accordingly, Shareholder agrees that injunctive relief or other equitable remedy, in addition to remedies at law or in damages, is the appropriate remedy for any such failure and will not oppose the granting of such relief on the basis that Parent may have an adequate remedy at law. Shareholder agrees that Shareholder will not seek, and agrees to waive any requirement for, the securing or posting of a bond in connection with Parent’s seeking or obtaining such equitable relief. In addition, after discussing the matter with Shareholder, Parent shall have the right to inform any third party that Parent reasonably believes to be, or to be contemplating, participating with Shareholder or receiving from Shareholder assistance in violation of this Agreement, of the terms of this Agreement and of the rights of Parent hereunder, and that participation by any such persons with Shareholder in activities in violation of Shareholder’s agreement with Parent set forth in this Agreement may give rise to claims by Parent against such third party.

5. Term of Agreement; Termination.

(a) The term of this Agreement shall commence on the date hereof.

(b) This Agreement shall terminate upon the earlier to occur of (i) the date, if any, of termination of the Merger Agreement in accordance with its terms, or (ii) the date and time the Merger shall have become effective. Upon such termination, no party shall have any further obligations or liabilities hereunder; provided, however, such termination shall not relieve any party from liability for any willful breach of this Agreement prior to such termination.

6. Entire Agreement. This Agreement supersedes all prior agreements, written or oral, among the parties hereto with respect to the subject matter hereof and contains the entire agreement among the parties with respect to the subject matter hereof. This Agreement may not be amended, supplemented or modified, and no provisions hereof may be modified or waived, except by an instrument in writing signed by each party hereto. No waiver of any provisions hereof by any party shall be deemed a waiver of any other provisions hereof by any such party, nor shall any such waiver be deemed a continuing waiver of any provision hereof by such party.

7. Notices. All notices, requests, claims, demands or other communications hereunder shall be in writing and shall be deemed given when delivered personally, upon receipt of a transmission confirmation if sent by telecopy or like transmission and on the next business day when sent by a reputable overnight courier service to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

If to Parent:

Commercial Capital Bancorp, Inc.

One Venture, 3rd Floor

Irvine, California 92618

Attention: Stephen H. Gordon, Chairman and

Chief Executive Officer

Fax: (949) 585-0174

With a copy to:

Patton Boggs LLP

2550 M Street, NW

Washington D.C., 20037

Attention: Norman B. Antin, Esq.

                  Jeffrey D. Haas, Esq.

Fax: (202) 457-6315

If to Shareholder:

With a copy to:

Manatt, Phelps & Phillips, LLP

11355 W. Olympic Boulevard

Los Angeles, California 90064

Attention: William T. Quicksilver, Esq.

Fax: (310) 312-4224

8. Miscellaneous.

(a) Severability. If any provision of this Agreement or the application of such provision to any person or circumstances shall be held invalid or unenforceable by a court of competent jurisdiction, such provision or application shall be unenforceable only to the extent of such invalidity or unenforceability, and the remainder of the provision held invalid or unenforceable and the application of such provision to persons or circumstances, other than the party as to which it is held invalid, and the remainder of this Agreement, shall not be affected.

(b) Capacity. The covenants contained herein shall apply to Shareholder solely in his or her capacity as a shareholder of Hawthorne, and no covenant contained herein shall apply to Shareholder in his or her capacity as a director, officer or employee of Hawthorne or in any other capacity. Nothing contained in this Agreement shall be deemed to apply to, or limit in any manner, the obligations of the Shareholder to comply with his or her fiduciary duties as a director, officer or employee of Hawthorne.

(c) Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

(d) Headings. All Section headings herein are for convenience of reference only and are not part of this Agreement, and no construction or reference shall be derived therefrom.

(e) Choice of Law. This Agreement shall be deemed a contract made under, and for all purposes shall be construed in accordance with, the laws of the State of Nevada, without reference to its conflicts of law principles.

9. Attorney’s Fees. The prevailing party or parties in any litigation, arbitration, mediation, bankruptcy, insolvency or other proceeding (“Proceeding”) relating to the enforcement or interpretation of this Agreement may recover from the unsuccessful party or parties all fees and disbursements of counsel (including expert witness and other consultants’ fees and costs) relating to or arising out of (a) the Proceeding (whether or not the Proceeding proceeds to judgment), and (b) any post-judgment or post-award proceeding including, without limitation, one to enforce or collect any judgment or award resulting from the Proceeding. All such judgments and awards shall contain a specific provision for the recovery of all such subsequently incurred costs, expenses, and fees and disbursements of counsel.

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first written above.

COMMERCIAL CAPITAL BANCORP, INC.

By:

Name:	Stephen H. Gordon
Title:	Chairman and Chief Executive Officer

SHAREHOLDER

(Signature)

EXHIBIT I

HAWTHORNE SHAREHOLDER AGREEMENT

Name of Shareholder	Shares of Hawthorne Common Stock Beneficially Owned (exclusive of unexercised stock options or warrants)	Options on Hawthorne Common Stock	Warrants on Hawthorne Common Stock

ANNEX B

PARENT SHAREHOLDER AGREEMENT

PARENT SHAREHOLDER AGREEMENT (the “Agreement”), dated as of January 27, 2004, among                     , a shareholder (“Shareholder”) of Commercial Capital Bancorp, Inc., a Nevada corporation (“Parent”) and Hawthorne Financial Corporation, a Delaware corporation (“Hawthorne”). All terms used herein and not defined herein shall have the meanings assigned thereto in the Merger Agreement (defined below).

WHEREAS, Parent, CCBI Acquisition Corp. (“Acquisition Sub”) and Hawthorne are entering into an Agreement and Plan of Merger, dated as of the date hereof (the “Merger Agreement”), pursuant to which Hawthorne will merge with and into Acquisition Sub on the terms and conditions set forth therein (the “Merger”) and, in connection therewith, outstanding shares of Hawthorne Common Stock will be converted into shares of Parent Common Stock in the manner set forth therein; and

WHEREAS, Shareholder owns the shares of Parent Common Stock identified on Exhibit I hereto (such shares, together with all shares of Parent Common Stock subsequently acquired by Shareholder during the term of this Agreement, being referred to as the “Shares”); and

WHEREAS, in order to induce Hawthorne to enter into the Merger Agreement, Shareholder, solely in such Shareholder’s capacity as a shareholder of Parent and not in any other capacity, has agreed to enter into and perform this Agreement.

NOW, THEREFORE, for good and valuable consideration, the receipt, sufficiency and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

1. Agreement to Vote Shares. Shareholder agrees that at any meeting of the stockholders of Parent, or in connection with any written consent of the stockholders of Parent, Shareholder shall:

(a) appear at each such meeting or otherwise cause the Shares to be counted as present thereat for purposes of calculating a quorum; and

(b) vote (or cause to be voted), in person or by proxy, or deliver a written consent (or cause a consent to be delivered) covering, all the Shares (whether acquired heretofore or hereafter) that are beneficially owned by Shareholder or as to which Shareholder has, directly or indirectly, the right to vote or direct the voting, (w) in favor of adoption and approval of the Merger Agreement and the Merger; (x) in favor of the issuance of Parent Common Stock in the Merger; (y) against any action or agreement that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of Parent contained in the Merger Agreement or of Shareholder contained in this Agreement; and (z) against any Acquisition Proposal or any other action, agreement or transaction that is intended, or could reasonably be expected, to materially impede, interfere or be inconsistent with, delay, postpone, discourage or materially and adversely affect consummation of the Merger or this Agreement.

2. Transfer of Shares.

(a) Transferee of Shares to be Bound by this Agreement. Shareholder hereby agrees that prior to the Parent Meeting, Shareholder shall not sell, transfer or otherwise dispose of any of the Shares (or any securities convertible into or exercisable or exchangeable for Shares) unless each person to which any of such Shares (or any securities convertible into or exercisable or exchangeable for Shares) is so transferred has agreed in writing to hold such Shares (or any securities convertible into or exercisable or exchangeable for Shares) subject to the terms and conditions of this Agreement and to perform all of the Shareholders obligations hereunder with respect to such Shares.

(b) Transfer of Voting Rights. Shareholder hereby agrees Shareholder shall not deposit any Shares in a voting trust, grant any proxy or enter into any voting agreement or similar agreement or arrangement in contravention of the obligations of Shareholder under this Agreement with respect to any of the Shares.

3. Representations and Warranties of Shareholder. Shareholder represents and warrants to and agrees with Hawthorne as follows:

(a) Capacity. Shareholder has all requisite capacity and authority to enter into and perform his, her or its obligations under this Agreement.

(b) Binding Agreement. This Agreement constitutes the valid and legally binding obligation of Shareholder, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

(c) Non-Contravention. The execution and delivery of this Agreement by Shareholder does not, and the performance by Shareholder of his, her or its obligations hereunder and the consummation by Shareholder of the transactions contemplated hereby will not, violate or conflict with, or constitute a default under, any agreement, instrument, contract or other obligation or any order, arbitration award, judgment or decree to which Shareholder is a party or by which Shareholder is bound, or any statute, rule or regulation to which Shareholder is subject or, in the event that Shareholder is a corporation, partnership, trust or other entity, any charter, bylaw or other organizational document of Shareholder.

4. Specific Performance and Remedies. Shareholder acknowledges that it will be impossible to measure in money the damage to Hawthorne if Shareholder fails to comply with the obligations imposed by this Agreement and that, in the event of any such failure, Hawthorne will not have an adequate remedy at law or in equity. Accordingly, Shareholder agrees that injunctive relief or other equitable remedy, in addition to remedies at law or in damages, is the appropriate remedy for any such failure and will not oppose the granting of such relief on the basis that Hawthorne may have an adequate remedy at law. Shareholder agrees that Shareholder will not seek, and agrees to waive any requirement for, the securing or posting of a bond in connection with Hawthorne’s seeking or obtaining such equitable relief. In addition, after discussing the matter with Shareholder, Hawthorne shall have the right to inform any third party that Hawthorne reasonably believes to be, or to be contemplating, participating with Shareholder or receiving from Shareholder assistance in violation of this Agreement, of the terms of this Agreement and of the rights of Hawthorne hereunder, and that participation by any such persons with Shareholder in activities in violation of Shareholder’s agreement with Hawthorne set forth in this Agreement may give rise to claims by Hawthorne against such third party.

5. Term of Agreement; Termination.

(a) The term of this Agreement shall commence on the date hereof.

(b) This Agreement shall terminate upon the earlier to occur of (i) the date, if any, of termination of the Merger Agreement in accordance with its terms, or (ii) the date and time the Merger shall have become effective. Upon such termination, no party shall have any further obligations or liabilities hereunder; provided, however, such termination shall not relieve any party from liability for any willful breach of this Agreement prior to such termination.

6. Entire Agreement. This Agreement supersedes all prior agreements, written or oral, among the parties hereto with respect to the subject matter hereof and contains the entire agreement among the parties with respect to the subject matter hereof. This Agreement may not be amended, supplemented or modified, and no provisions hereof may be modified or waived, except by an instrument in writing signed by each party hereto. No waiver of any provisions hereof by any party shall be deemed a waiver of any other provisions hereof by any such party, nor shall any such waiver be deemed a continuing waiver of any provision hereof by such party.

7. Notices. All notices, requests, claims, demands or other communications hereunder shall be in writing and shall be deemed given when delivered personally, upon receipt of a transmission confirmation if sent by telecopy or like transmission and on the next business day when sent by a reputable overnight courier service to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

If to Hawthorne:

Hawthorne Financial Corporation

2381 Rosecrans Avenue, 2nd Floor

El Segundo, California 90248

Attention: Simone Lagomarsino,

President and Chief Executive Officer

Fax: (310) 725-5831

With a copy to:

Manatt, Phelps & Phillips, LLP

11355 W. Olympic Boulevard

Los Angeles, California 90064

Attention: William T. Quicksilver, Esq.

Fax: (310) 312-4224

If to Shareholder:

With a copy to:

Patton Boggs LLP

2550 M Street, NW

Washington D.C., 20037

Attention: Norman B. Antin, Esq.

Jeffrey D. Haas, Esq.

Fax: (202) 457-6315

8. Miscellaneous.

(a) Severability. If any provision of this Agreement or the application of such provision to any person or circumstances shall be held invalid or unenforceable by a court of competent jurisdiction, such provision or application shall be unenforceable only to the extent of such invalidity or unenforceability, and the remainder of the provision held invalid or unenforceable and the application of such provision to persons or circumstances, other than the party as to which it is held invalid, and the remainder of this Agreement, shall not be affected.

(b) Capacity. The covenants contained herein shall apply to Shareholder solely in his or her capacity as a shareholder of Parent, and no covenant contained herein shall apply to Shareholder in his or her capacity as a director, officer or employee of Parent or in any other capacity. Nothing contained in this Agreement shall be deemed to apply to, or limit in any manner, the obligations of the Shareholder to comply with his or her fiduciary duties as a director, officer or employee of Parent.

(c) Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

(d) Headings. All Section headings herein are for convenience of reference only and are not part of this Agreement, and no construction or reference shall be derived therefrom.

(e) Choice of Law. This Agreement shall be deemed a contract made under, and for all purposes shall be construed in accordance with, the laws of the State of California, without reference to its conflicts of law principles.

9. Attorney’s Fees. The prevailing party or parties in any litigation, arbitration, mediation, bankruptcy, insolvency or other proceeding (“Proceeding”) relating to the enforcement or interpretation of this Agreement may recover from the unsuccessful party or parties all reasonable fees and disbursements of counsel (including expert witness and other consultants’ fees and costs) relating to or arising out of (a) the Proceeding (whether or not the Proceeding proceeds to judgment), and (b) any post-judgment or post-award proceeding including, without limitation, one to enforce or collect any judgment or award resulting from the Proceeding. All such judgments and awards shall contain a specific provision for the recovery of all such subsequently incurred costs, expenses, and fees and disbursements of counsel.

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first written above.

HAWTHORNE FINANCIAL CORPORATION

By:
Name:	Simone Lagomarsino
Title:	President and Chief Executive Officer

SHAREHOLDER

(Signature)

EXHIBIT I

PARENT SHAREHOLDER AGREEMENT

Name of Shareholder	Shares of Parent Common Stock Beneficially Owned (exclusive of unexercised stock options or warrants)	Options on Parent Common Stock

ANNEX C

FORM OF

AGREEMENT MERGER OF

CCBI ACQUISITION CORP.

WITH COMMERCIAL CAPITAL BANCORP, INC.

AGREEMENT OF MERGER agreed to this 27th day of January 2004, by and between Commercial Capital Bancorp, Inc. (“Parent”) and CCBI Acquisition Corp. (“Acquisition Sub”).

WHEREAS, Parent owns all of the issued and outstanding capital stock of Acquisition Sub; and

WHEREAS, Parent wishes to approve, authorize, and consent to (i) the merger of Acquisition Sub with and into the Parent in accordance with the applicable provisions of the General Corporation Law of Nevada and the Delaware General Corporation Law and pursuant to an Agreement and Plan of Merger, dated as of January 27, 2004, among Parent, Acquisition Sub and Hawthorne Financial Corporation (“Hawthorne”) (“Merger Agreement”).

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements herein contained, the parties hereto, intending to be legally bound hereby, agree as follows:

1. The Merger. Subject to the terms and conditions of this Agreement of Merger, at the Effective Time (as defined in Section 2 hereof), and immediately following the merger of Hawthorne with and into Acquisition Sub, with Acquisition Sub the surviving corporation, Acquisition Sub shall merge with and into Parent (the “Merger”) under the laws of the States of Nevada and Delaware. Parent shall be the surviving corporation from the Merger (the “Surviving Corporation”).

2. Effective Time. The Merger shall become effective on the date and at the time that Articles of Merger are filed with the Secretary of State of the State of Nevada and a Certificate of Merger is filed with the Secretary of State of the State of Delaware, unless a later date and time is specified as the effective time on such Articles of Merger or Certificate of Merger (the “Effective Time”).

3. Articles of Incorporation; Bylaws. The Articles of Incorporation, as amended, and Bylaws, as amended, of Parent in effect immediately prior to the Effective Time shall be the Articles of Incorporation and Bylaws of the Surviving Corporation, until altered, amended or repealed in accordance with their terms and applicable law.

4. Name. The name of the Surviving Corporation shall be “Commercial Capital Bancorp, Inc.”

5. Directors and Executive Officers. Upon consummation of the Merger, (i) the directors of the Surviving Corporation shall consist of the directors of Parent as of the Effective Time together with such additional directors set forth in Section 6.13 of the Merger Agreement and (ii) the executive officers of the Surviving Corporation shall be the executive officers of Parent immediately prior to the Effective Time.

6. Effects of the Merger. Upon consummation of the Merger, and in addition to the effects set forth at Section 92A.250 of the Nevada General Corporation Law, Sections 259 through 261 of the Delaware General Corporation Law and other applicable law:

(i) all rights, franchises and interests of Acquisition Sub in and to every type of property (real, personal and mixed), tangible and intangible, and chooses in action shall be transferred to and vested in the Surviving Corporation by virtue of the Merger without any deed or other transfer, and the Surviving Corporation, without any order or other action on the part of any court or otherwise, shall hold and enjoy all rights of property, franchises and interests, including appointments, designations and nominations, and all other rights and interests as trustee, executor, administrator, registrar of stocks and bonds, guardian of estates, assignee, receiver and committee, and in every other fiduciary capacity, in the same manner and to the same extent as such rights, franchises and interest were held or enjoyed by Acquisition Sub immediately prior to the Effective Time; and

(ii) the Surviving Corporation shall be liable for all liabilities of Acquisition Sub, fixed or contingent, including all deposits, accounts, debts, obligations and contracts thereof, matured or unmatured, whether accrued, absolute, contingent or otherwise, and whether or not reflected or reserved against on balance sheets, books of account or records thereof, and all rights of creditors or obligees and all liens on property of Acquisition Sub shall be preserved unimpaired.

7. Effect on Shares of Stock.

(a) Each share of Parent common stock issued and outstanding immediately prior to the Effective Time shall be unchanged and shall remain issued and outstanding.

(b) At the Effective Time, each share of Acquisition Sub common stock issued and outstanding prior to the Merger shall, by virtue of the Merger and without any action on the part of the holder thereof, be canceled. Any shares of Acquisition Sub common stock held in the treasury of Acquisition Sub immediately prior to the Effective Time shall be retired and canceled.

8. Additional Actions. If, at any time after the Effective Time, the Surviving Corporation shall consider that any further assignments or assurances in law or any other acts are necessary or desirable to (i) vest, perfect or confirm, of record or otherwise, in the Surviving Corporation its rights, title or interest in, to or under any of the rights, properties or assets of Acquisition Sub acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger, or (ii) otherwise carry out the purposes of this Agreement of Merger, Acquisition Sub and its proper officers and directors shall be deemed to have granted to the Surviving Corporation an irrevocable power of attorney to execute and deliver all such proper deeds, assignments and assurances in law and to do all acts necessary or proper to vest, perfect or confirm title to and possession of such rights, properties or assets in the Surviving Corporation and otherwise to carry out the purposes of this Agreement of Merger; and the proper officers and directors of the Surviving Corporation are fully authorized in the name of Acquisition Sub or otherwise to take any and all such action.

9. Counterparts. This Agreement of Merger may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one agreement.

10. Governing Law. This Agreement of Merger shall be governed in all respects, including, but not limited to, validity, interpretation, effect and performance, by the laws of the State of Nevada.

11. Amendment. Subject to applicable law, this Agreement of Merger may be amended, modified or supplemented only by written agreement of Parent and Acquisition Sub at any time prior to the Effective Time.

12. Waiver. Any of the terms or conditions of this Agreement of Merger may be waived at any time by whichever of the parties hereto is, or the shareholders of which are, entitled to the benefit thereof by action taken by the Board of Directors of such waiving party.

13. Assignment. This Agreement of Merger may not be assigned by any party hereto without the prior written consent of the other party.

14. Termination. This Agreement of Merger shall terminate upon the termination of the Agreement in accordance with its terms.

15. Procurement of Approvals. This Agreement of Merger shall be subject to the approval of Parent as the sole shareholder of Acquisition Sub at a meeting to be called and held or by consent in lieu thereof in accordance with the applicable provisions of law.

16. Conditions Precedent. The obligations of the parties under this Agreement of Merger shall be subject to: (i) the approval of this Agreement of Merger by Parent as the sole shareholder of Acquisition Sub; (ii) receipt of approval of the Merger from all governmental and banking authorities whose approval is required; and (iii) the consummation of the transactions contemplated by the Merger Agreement on or before the Effective Time.

IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement of Merger to be executed on its behalf by its duly authorized officers.

COMMERCIAL CAPITAL BANCORP, INC.

By:
Name:
Title:

CCBI ACQUISITION CORP.

By:
Name:
Title:

ANNEX D

AGREEMENT OF MERGER

Agreement of Merger, dated as of                          , 2004, by and between Commercial Capital Bank, FSB (the “Acquiror Bank”) and Hawthorne Savings, F.S.B. (the “Bank”).

WlTNESSETH:

WHEREAS, the Bank is a federally chartered savings bank and a wholly owned subsidiary of Hawthorne Financial Corporation (“Hawthorne”); and

WHEREAS, the Acquiror Bank is a federally chartered savings bank and a wholly owned subsidiary of Commercial Capital Bancorp, Inc. (the “Acquiror”); and

WHEREAS, the Acquiror, CCBI Acquisition Corp. (“Acquisition Sub”) and Hawthorne have entered into an Agreement and Plan of Merger, dated as of January 27, 2004 (the “Agreement”), pursuant to which Hawthorne will merge with and into Acquisition Sub (the “Parent Merger”); and

WHEREAS, the Bank and the Acquiror Bank desire to merge on the terms and conditions herein provided immediately following the effective time of the Parent Merger.

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements herein contained, the parties hereto, intending to be legally bound hereby, agree as follows:

1. The Merger. Subject to the terms and conditions of this Agreement of Merger, at the Effective Time (as defined in Section 2 hereof), the Bank shall merge with and into the Acquiror Bank (the “Merger”) under the laws of the United States. The Acquiror Bank shall be the surviving bank of the Merger (the “Surviving Bank”).

2. Effective Time. The Merger shall become effective on the date and at the time that Articles of Combination are filed with the Office of Thrift Supervision (“OTS”), unless a later date and time is specified as the effective time on such Articles of Combination (the “Effective Time”).

3. Charter; Bylaws. The Charter and Bylaws of the Acquiror Bank in effect immediately prior to the Effective Time shall be the Charter and Bylaws of the Surviving Bank, until altered, amended or repealed in accordance with their terms and applicable law.

4. Name; Offices. The name of the Surviving Bank shall be “Commercial Capital Bank, FSB.” The main office of the Surviving Bank shall be the main office of the Acquiror Bank immediately prior to the Effective Time. All branch offices of the Bank and the Acquiror Bank which were in lawful operation immediately prior to the Effective Time shall be the branch offices of the Surviving Bank upon consummation of the Merger, subject to the opening or closing of any offices which may be authorized by the Bank or the Acquiror Bank and the OTS after the date hereof. Schedule I hereto contains a list of each of the deposit taking offices of the Bank and the Acquiror Bank which shall be operated by the Surviving Bank, subject to the opening or closing of any offices which may be authorized by the Bank or the Acquiror Bank and the OTS after the date hereof.

5. Directors and Executive Officers. Upon consummation of the Merger, (i) the directors of the Surviving Bank shall consist of ten persons, the names and residence addresses of which are set forth on Schedule I hereto and (ii) the executive officers of the Surviving Bank shall be the executive officers of the Acquiror Bank immediately prior to the Effective Time.

6. Effects of the Merger. Upon consummation of the Merger, and in addition to the effects set forth at 12. C.F.R. § 552.13 and other applicable law:

(i) all rights, franchises and interests of the Bank in and to every type of property (real, personal and mixed), tangible and intangible, and chooses in action shall be transferred to and vested in the Surviving Bank by virtue of the Merger without any deed or other transfer, and the Surviving Bank, without any order or other action on the part of any court or otherwise, shall hold and enjoy all rights of property, franchises and interests, including appointments, designations and nominations, and all other rights and interests as trustee, executor, administrator, registrar of stocks and bonds, guardian of estates, assignee, receiver and committee, and in every other fiduciary capacity, in the same manner and to the same extent as such rights, franchises and interest were held or enjoyed by the Bank immediately prior to the Effective Time; and

(ii) the Surviving Bank shall be liable for all liabilities of the Bank, fixed or contingent, including all deposits, accounts, debts, obligations and contracts thereof, matured or unmatured, whether accrued, absolute, contingent or otherwise, and whether or not reflected or reserved against on balance sheets, books of account or records thereof, and all rights of creditors or obligees and all liens on property of the Bank shall be preserved unimpaired; after the Effective Time, the Surviving Bank will continue to issue savings accounts on the same basis as immediately prior to the Effective Time.

7. Effect on Shares of Stock.

(a) Each share of Acquiror Bank common stock issued and outstanding immediately prior to the Effective Time shall be unchanged and shall remain issued and outstanding.

(b) At the Effective Time, each share of Bank common stock issued and outstanding prior to the Merger shall, by virtue of the Merger and without any action on the part of the holder thereof, be canceled. Any shares of Bank common stock held in the treasury of the Bank immediately prior to the Effective Time shall be retired and canceled.

8. Additional Actions. If, at any time after the Effective Time, the Surviving Bank shall consider that any further assignments or assurances in law or any other acts are necessary or desirable to (i) vest, perfect or confirm, of record or otherwise, in the Surviving Bank its rights, title or interest in, to or under any of the rights, properties or assets of the Bank acquired or to be acquired by the Surviving Bank as a result of, or in connection with, the Merger, or (ii) otherwise carry out the purposes of this Agreement of Merger, the Bank and its proper officers and directors shall be deemed to have granted to the Surviving Bank an irrevocable power of attorney to execute and deliver all such proper deeds, assignments and assurances in law and to do all acts necessary or proper to vest, perfect or confirm title to and possession of such rights, properties or assets in the Surviving Bank and otherwise to carry out the purposes of this Agreement of Merger; and the proper officers and directors of the Surviving Bank are fully authorized in the name of the Bank or otherwise to take any and all such action.

9. Counterparts. This Agreement of Merger may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one agreement.

10. Governing Law. This Agreement of Merger shall be governed in all respects, including, but not limited to, validity, interpretation, effect and performance, by the laws of the United States.

11. Amendment. Subject to applicable law, this Agreement of Merger may be amended, modified or supplemented only by written agreement of the Acquiror Bank and the Bank at any time prior to the Effective Time.

12. Waiver. Any of the terms or conditions of this Agreement of Merger may be waived at any time by whichever of the parties hereto is, or the shareholders of which are, entitled to the benefit thereof by action taken by the Board of Directors of such waiving party.

13. Assignment. This Agreement of Merger may not be assigned by any party hereto without the prior written consent of the other party.

14. Termination. This Agreement of Merger shall terminate upon the termination of the Agreement in accordance with its terms.

15. Procurement of Approvals. This Agreement of Merger shall be subject to the approval of the Acquiror as the sole shareholder of the Acquiror Bank and Hawthorne as the sole shareholder of the Bank at a meeting to be called and held or by consent in lieu thereof in accordance with the applicable provisions of law and their respective organizational documents. The Acquiror Bank and the Bank shall proceed expeditiously and cooperate fully in the procurement of any other consents and approvals and in the taking of any other action, and the satisfaction of all other requirements prescribed by law or otherwise necessary for consummation of the Merger on the terms provided herein, including without limitation the preparation and submission of such applications or other filings for approval of the Merger to the OTS as may be required by applicable laws and regulations.

16. Conditions Precedent. The obligations of the parties under this Agreement of Merger shall be subject to: (i) the approval of this Agreement of Merger by the Acquiror as the sole shareholder of the Acquiror Bank and Hawthorne as the sole shareholder of the Bank at meetings of shareholders duly called and held (or by consent or consents in lieu thereof), in each case without any exercise of such dissenters’ rights as may be applicable; (ii) receipt of approval of the Merger from all governmental and banking authorities whose approval is required; (iii) receipt of any necessary regulatory approval to operate the main office and the branch offices of the Bank as offices of the Surviving Bank; and (iv) the consummation of the Parent Merger pursuant to the Agreement on or before the Effective Time.

17. Effectiveness of Agreement. Notwithstanding anything to the contrary contained herein, the execution and delivery of this Agreement of Merger by the parties hereto shall not be deemed to be effective unless and until the requirements of 12 C.F.R. § 552.13 are met.

IN WITNESS WHEREOF, each of the Acquiror Bank and the Bank has caused this Agreement of Merger to be executed on its behalf by its duly authorized officers.

COMMERCIAL CAPITAL BANK, FSB

By:
Name:
Title:

HAWTHORNE SAVINGS, F.S.B.

By:
Name:
Title:

ANNEX E

                         , 2004

Commercial Capital Bancorp, Inc.

One Venture, 3rd Floor

Irvine, California 92618

Ladies and Gentlemen:

I have been advised that I may be deemed to be, but do not admit that I am, an “affiliate” of Hawthorne Financial Corporation, a Delaware corporation (“Hawthorne”), as that term is defined in Rule 144 and used in Rule 145 promulgated by the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “Securities Act”). I understand that pursuant to the terms of the Agreement and Plan of Merger, dated as of January 27, 2004 (the “Agreement”), between Commercial Capital Bancorp, Inc., a Nevada corporation (“Parent”), CCBI Acquisition Corp., a Delaware corporation and wholly owned subsidiary of Parent (“Acquisition Sub”), and Hawthorne, Hawthorne plans to merge with and into Parent (the “Merger”).

I further understand that as a result of the Merger, I will receive shares of common stock, par value $0.01 per share, of Parent (“Parent Common Stock”) in exchange for shares of common stock, par value $0.01 per share, of Hawthorne (“Hawthorne Common Stock”).

I have carefully read this letter and reviewed the Agreement and discussed their requirements and other applicable limitations upon my ability to sell, transfer, or otherwise dispose of Parent Common Stock, to the extent I felt necessary, with my counsel or counsel for Hawthorne.

I represent, warrant and covenant with and to Parent that in the event I receive any shares of Parent Common Stock as a result of the Merger:

I shall not make any sale, transfer, or other disposition of such shares of Parent Common Stock unless (i) such sale, transfer or other disposition has been registered under the Securities Act, (ii) such sale, transfer or other disposition is made in conformity with the provisions of Rule 145 under the Securities Act (as such rule may be amended from time to time), or (iii) in the opinion of counsel in form and substance reasonably satisfactory to Parent, or under a “no-action” letter obtained by me from the staff of the SEC, such sale, transfer or other disposition will not violate the registration requirements of, or is otherwise exempt from registration under, the Securities Act.

I understand that Parent is under no obligation to register the sale, transfer or other disposition of shares of Parent Common Stock by me or on my behalf under the Securities Act or to take any other action necessary in order to make compliance with an exemption from such registration available.

I understand that stop transfer instructions will be given to Parent’s transfer agent with respect to shares of Parent Common Stock issued to me as a result of the Merger and that there will be placed on the certificates for such shares, or any substitutions therefor, a legend stating in substance:

“The shares represented by this certificate were issued as a result of the merger of Hawthorne Financial Corporation with and into CCBI Acquisition Corp., a wholly owned subsidiary of Commercial Capital Bancorp, Inc., on                          , 2004, in a transaction to which Rule 145 promulgated under the Securities Act of 1933 applies. The shares represented by this certificate may be transferred only in accordance with the terms of a letter agreement between the registered holder hereof and Commercial Capital Bancorp, Inc., a copy of which agreement is on file at the principal offices of Commercial Capital Bancorp, Inc.

E-1

I understand that, unless transfer by me of the Parent Common Stock issued to me as a result of the Merger has been registered under the Securities Act or such transfer is made in conformity with the provisions of Rule 145(d) under the Securities Act, Parent reserves the right, in its sole discretion, to place the following legend on the certificates issued to my transferee:

“The shares represented by this certificate have not been registered under the Securities Act of 1933 and were acquired from [SHAREHOLDER] who, in turn, received such shares as a result of the merger of Hawthorne Financial Corporation with and into CCBI Acquisition Corp., a wholly owned subsidiary of Commercial Capital Bancorp, Inc. on                          , 2004, in a transaction to which Rule 145 under the Securities Act of 1933 applies. The shares have been acquired by the holder not with a view to, or for resale in connection with, any distribution thereof within the meaning of the Securities Act of 1933 and may not be offered, sold, pledged or otherwise transferred except in accordance with an exemption from the registration requirements of the Securities Act of 1933.”

It is understood and agreed that the legends set forth in paragraphs (3) and (4) above shall be removed by delivery of substitute certificates without such legends if I shall have delivered to Parent (i) a copy of a “no action” letter from the staff of the SEC, or an opinion of counsel in form and substance reasonably satisfactory to Parent, to the effect that such legend is not required for purposes of the Securities Act, or (ii) evidence or representations satisfactory to Parent that Parent Common Stock represented by such certificates is being or has been sold in conformity with the provisions of Rule 145(d).

I further understand and agree that the provisions of Rule 145 shall apply to all shares of Parent Common Stock that my spouse, any relative of mine, or any relative of my spouse, any one of whom has the same home as me, receives as a result of the Merger and I further represent, warrant and covenant with and to Parent that I will have, and will cause each of such persons to have, all shares of Hawthorne Common Stock owned (other than shares held through tax qualified retirement or benefit plans) by me or such persons registered in my name or the name of such persons, as applicable, prior to the effective date of the Merger and not in the name of any bank, broker or dealer, nominee or clearing house.

By acceptance hereof, Parent agrees, for a period of two years after the Effective Time (as defined in the Agreement) that, so long as it is obligated to file reports pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended, it will use its reasonable best efforts to timely file such reports so that the public information requirements of Rule 144(c) promulgated under the Securities Act are satisfied and the resale provisions of Rule 145(d)(1) and (2) are therefore available to me in the event I desire to transfer any Parent Common Stock issued to me in the Merger.

Very truly yours,

By:
Name:

Acknowledged this              day of             , 2004.

COMMERCIAL CAPITAL BANCORP, INC.

By:
Stephen H. Gordon Chairman and Chief Executive Officer

E-2

ANNEX F

TENANT ESTOPPEL LETTER

            , 2004

Commercial Capital Bancorp, Inc.

One Venture, 3rd Floor

Irvine, California 92618

Re:	, as amended (“Lease”) by and between (“Landlord”) and (“Tenant”) for the premises commonly known as (“Premises”)

Dear             :

In connection with the acquisition of Hawthorne Financial Corporation and its subsidiaries, by Commercial Capital Bancorp, Inc. (“Assignee”), and the corresponding assignment of the above referenced Lease, the undersigned Tenant hereby certifies to Assignee that the following statements are true, correct and complete as of the date hereof:

1. Tenant is the tenant under the Lease for the Premises. There have been no amendments, modifications or revisions to the Lease, and there are no agreements of any kind between Landlord and Tenant regarding the Premises, except as provided in the attached Lease.

2. Attached hereto as Schedule A is a true, correct and complete copy of the Lease which has been duly authorized and executed by Tenant and which is in full force and effect.

3. Tenant has accepted and is in sole possession of the Premises and is presently occupying the Premises. The Lease has not been assigned, by operation of law or otherwise, by Tenant, and no sublease, concession agreement or license, covering the Premises, or any portion of the Premises, has been entered into by Tenant. If the landlord named in the Lease is other than Landlord, Tenant has received notice of the assignment to Landlord of the landlord’s interest in the Lease and Tenant recognizes Landlord as the landlord under the Lease.

4. No rent under the Lease has been paid more than one (1) month in advance, and no other sums or security deposits have been deposited with Landlord, except in the amount of $            . (If none, state “NONE”). Tenant is not entitled to rent concessions or free rent.

5. All conditions and obligations of Landlord relating to completion of tenant improvements and making the Premises ready for occupancy by Tenant have been satisfied or performed and all other conditions and obligations under the Lease to be satisfied or performed by Landlord as of the date hereof have been fully satisfied or performed.

6. There exists no defense to, or right of offset against, enforcement of the Lease by Landlord. Neither Landlord nor Tenant is in default under the Lease and no event has occurred which, with the giving of notice or passage of time, or both, could result in such a default.

7. Tenant has not received any notice of any present violation of any federal, state, county or municipal laws, regulations, ordinances, orders or directives relating to the use or condition of the Premises.

8. Except as specifically stated herein, Tenant has not been granted (a) any option to extend the term of the Lease; (b) any option to expand the Premises or to lease additional space with in the Premises; (c) any right to terminate the Lease prior to its stated expiration; or (d) any option or right of first refusal to purchase the Premises or any part thereof.

9. Tenant acknowledges having been notified that Landlord’s interest in and to the Lease has been, or will be, assigned to Assignee. Until further notice from Landlord, however, Tenant will continue to make all payments under the Lease to Landlord and otherwise look solely to Landlord for the performance of the Landlord’s obligations under the Lease.

The agreements and certifications set forth herein are made with the knowledge and intent that Assignee will rely on them in purchasing the Premises, and Assignee’s successors and assigns may rely upon them for that purpose.

Very truly yours,

[TENANT]

By:
Name:
Title:

SCHEDULE A

LEASE

ANNEX G

LANDLORD ESTOPPEL LETTER

            , 2004

Commercial Capital Bancorp, Inc.

One Venture, 3rd Floor

Irvine, California 92618

Re:	, as amended (“Lease”) by and between (“Landlord”) and (“Tenant”) for the premises commonly known as (“Premises”)

Dear :

In connection with the acquisition of Hawthorne Financial Corporation and its subsidiaries by Commercial Capital Bancorp, Inc. (“Assignee”), and the corresponding assignment of the above referenced Lease, the undersigned Landlord hereby certifies to Assignee that the following statements are true, correct and complete as of the date hereof:

1. Tenant is the tenant under the Lease for the Premises. There have been no amendments, modifications or revisions to the Lease, and there are no agreements of any kind between Landlord and Tenant regarding the Premises, except as provided in the attached Lease.

2. Attached hereto as Schedule A is a true, correct and complete copy of the Lease which has been duly authorized and executed by Landlord and which is in full force and effect.

3. Tenant has accepted and is in sole possession of the Premises and is presently occupying the Premises. To the Landlord’s knowledge, the Lease has not been assigned, by operation of law or otherwise, by Tenant, and no sublease, concession agreement or license, covering the Premises, or any portion of the Premises, has been entered into by Tenant.

4. No rent under the Lease has been paid to Landlord more than one (1) month in advance, and no other sums or security deposits have been deposited with Landlord, except in the amount $            . (If none, state “NONE”). Tenant is not entitled to rent concessions or free rent.

5. All conditions and obligations under the Lease to be satisfied or performed by Landlord and Tenant as of the date hereof have been fully satisfied or performed.

6. Neither Landlord nor Tenant is in default under the Lease and no event has occurred which, with the giving of notice or passage of time, or both, could result in such a default.

7. Landlord has not received any notice of any present violation of any federal, state, county or municipal laws, regulations, ordinances, orders or directives relating to the use or condition of the Premises.

8. Except as specifically stated herein, Tenant has not been granted (a) any option t o extend the term of the Lease, except as set forth in the Lease.

The agreements and certifications set forth herein are made with the knowledge and intent that Assignee will rely on them in purchasing the Premises, and Assignee’s successors and assigns may rely upon them for that purpose.

Very truly yours,

[LANDLORD]

By:
Name:
Title:

SCHEDULE A

LEASE